UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.___)

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HAWKINS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HAWKINS, INC.
3100 East Hennepin Avenue
Minneapolis, Minnesota 55413

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held
July 28, 2010

To our Shareholders:

          The Annual Meeting of Shareholders of Hawkins, Inc. will be held at the Midland Hills Country Club, 2001 Fulham Street, Roseville, Minnesota on Wednesday, July 28, 2010, at 3:00 p.m., Central Daylight Time, for the following purposes:

1.	To elect seven directors;

2.	To approve the Hawkins, Inc. 2010 Omnibus Incentive Plan;

3.	To amend and restate our articles of incorporation; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

          The Board of Directors has fixed the close of business on June 1, 2010 as the record date for determining the shareholders entitled to vote at the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote. Our transfer books will not be closed.

Dated: June __, 2010	BY ORDER OF THE BOARD OF DIRECTORS

RICHARD G. ERSTAD, Secretary

IMPORTANT: To assure the necessary representation at the Annual Meeting, you are urged to SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY TO SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION. You may revoke your proxy at any time prior to its exercise, and returning your proxy will not affect your right to vote in person if you attend the Annual Meeting and revoke the proxy.

PROXY STATEMENT
HAWKINS, INC.
3100 East Hennepin Avenue
Minneapolis, Minnesota 55413
June __, 2010

          The following statement is furnished in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, July 28, 2010 at the Midland Hills Country Club, 2001 Fulham Street, Roseville, Minnesota, at 3:00 p.m., Central Daylight Time, and at any adjournments of such meeting. Distribution of this Proxy Statement and proxy to shareholders began on or about June __, 2010.

SOLICITATION

          The cost of soliciting proxies and of the notices of the meeting, including the preparation, assembly and mailing of proxies and this Proxy Statement, will be borne by us. In addition to the use of the mail, proxies may be solicited personally or by telephone, mail or electronic mail by our directors, officers and regular employees. Furthermore, arrangements may be made with brokers, banks and similar organizations to send proxies and proxy materials to beneficial owners for voting instructions. We will reimburse such organizations for their expenses.

REVOCATION AND VOTING OF PROXY

          Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions in such proxy, unless the proxy is properly revoked prior to the meeting. Any shareholder giving a proxy may revoke it prior to its exercise at the meeting by (1) delivering a written notice expressly revoking the proxy to our Secretary at our offices, (2) signing and forwarding to us at our offices a later dated proxy, or (3) attending the Annual Meeting and casting his or her votes personally.

          If you indicate on your proxy that you wish to abstain from voting, and you hold your shares in street name or your broker records abstentions, your shares will be considered present and entitled to vote at the Annual Meeting. Such shares will also count toward determining whether or not a quorum is present for the Annual Meeting. However, abstentions will not be taken into account in determining the approval of any of the proposals and will have the effect of casting a negative vote. If a shareholder (including a broker) does not give authority to a proxy to vote, or withholds authority to vote on a certain proposal, then the shareholder’s shares will not be considered present or entitled to vote on that proposal.

          If you hold your shares in street name and do not provide voting instructions to your broker, your broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals, such as an amendment and restatement of our articles of incorporation. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the approval of an equity compensation plan or the election of directors. These rules apply to us even though the shares of our common stock are traded on the NASDAQ Global Market. If a broker votes shares for which its customers have not provided voting instructions for or against a “routine” proposal, then those shares are counted for the purpose of establishing a quorum at the Annual Meeting and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” will occur and those shares will be counted for the purpose of establishing a quorum at the Annual Meeting, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

          As of the date of this proxy statement, we know of no matters that will be presented for determination at the meeting other than those referred to in this proxy statement. If any other matters properly come before the meeting calling for a vote of shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

OUTSTANDING SHARES AND VOTING RIGHTS

          At the close of business on June 1, 2010, the record date, there were 10,282,458 shares of our common stock, par value $0.05 per share, outstanding. The common stock is our only outstanding class of capital stock. Holders of common stock are entitled to one vote for each share held on the record date with respect to all matters that may be brought before the meeting. There is no cumulative voting for directors.

PROPOSAL ONE—ELECTION OF DIRECTORS

          At the Annual Meeting, seven persons are to be elected to our Board of Directors, each to hold office for the ensuing year and until his successor is duly elected and qualified. Our By-laws provide for a Board of Directors of not fewer than three nor more than eleven directors. Our Board of Directors currently consists of seven directors, as established by resolution of our Board of Directors. Our By-laws provide that the nominees must be elected by the affirmative vote of the holders of a majority of the voting power of the shares represented at the meeting (whether in person or by proxy). Abstentions and withhold votes have the effect of a vote against the nominees. Proxies will be voted for the election of all nominees unless you direct otherwise. Should any nominee decline or be unable to accept such nomination or to serve as a director (an event which our management does not now expect to occur), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under them.

          Our Board of Directors has nominated James A. Faulconbridge, John R. Hawkins, Duane M. Jergenson, John S. McKeon, Daryl I. Skaar, James T. Thompson and Jeffrey L. Wright for election to the Board of Directors.

          OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

Information About Our Directors

          Our directors have served as our directors continuously since the year indicated below. The following information, as of May 31, 2010, including the principal occupation or employment of each director nominee, has been furnished to us by the respective director nominees. All positions are with our Company unless otherwise noted.

Director	Principal Occupation or Employment	Age	Director Since
John S. McKeon	Chairman of the Board since 2005; Retired; President and Chief Operating Officer of ConAgra Foods, Inc. Venture Development Group from 2003 to 2005; President and Chief Operating Officer of ConAgra Foods Snack Group (formerly Golden Valley Microwave Foods, Inc.) from 1993 to 2003; President of McKeon Associates, Inc. (corporate finance consulting) from 1991 to 1993; Vice President of Northstar Industries, Inc. from 1976 to 1990.	65	1984

John R. Hawkins	Chief Executive Officer since 2000; Chairman of the Board from 2000 to 2005; President from 1998 to 2000; Executive Vice President from 1997 to 1998; Vice President of Sales from 1987 to 1997; Secretary from 1991 to 1999.	58	1989

James A. Faulconbridge	Principal of Karges-Faulconbridge, Inc. (engineering and technical services) since 1996.	42	2006

Director	Principal Occupation or Employment	Age	Director Since
Duane M. Jergenson	Retired; Vice President of Operations of Taylor Corporation from 1985 to 1999; various positions with Taylor Corporation from 1966 to 1985.	63	1996

Daryl I. Skaar	Retired; Vice President and Chief Procurement Officer of Lucent Technologies from 1997 to 2000; various positions at 3M from 1965 to 1997, most recently as Vice President of Purchasing and Packaging Engineering.	68	2001

James T. Thompson	Retired; Executive Vice President—Commercial of The Mosaic Company from 2004 to 2007; board member, Sims Metal Management since 2009; various positions at Cargill, Inc. from 1974 to 2004, most recently as President of Cargill Steel from 1996 to 2004.	59	2009

Jeffrey L. Wright	G&K Services, Inc. – Chief Financial Officer since 1999, Executive Vice President and Director since May 2009, Senior Vice President from 2004 to 2009, Treasurer and Secretary from 1999 to 2003; BMC Industries, Inc. – Treasurer from 1998 to 1999, Controller from 1996 to 1998; various positions at Employee Benefit Plans, Inc. from 1993 to 1996, most recently as Vice President and Treasurer; employed by Arthur Andersen & Co. from 1984 to 1993.	47	2009

          John R. Hawkins, our Chief Executive Officer and a director, is the uncle of Patrick H. Hawkins, our President. There are no other family relationships between any of our directors, executive officers, or director nominees.

          Each director nominee brings unique capabilities to our Board of Directors. The Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, manufacturing, finance, strategic planning and risk management that are necessary to effectively oversee our Company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment and a commitment to representing the long-term interests of our shareholders. The following is information as to why each nominee should serve as a director of our Company:

○

Mr. McKeon has been our Chairman of the Board since 2005 and has extensive experience in management, manufacturing and corporate finance, having served as President and Chief Operating Officer of ConAgra Foods, Inc. Venture Development Group. His knowledge of our Company and its business is valuable in formulating and executing our business plans and growth strategies.

○

Mr. Hawkins has been our Chief Executive Officer since 2000 and has been with the Company for more than 30 years, giving him an intimate knowledge of our Company and its business and a deep passion for our Company’s continued success.

○

Mr. Faulconbridge is a principal of Karges-Faulconbridge, Inc., an engineering and technical services firm that services a broad variety of industries, including the ethanol industry. His background provides the Company with technical expertise and insight into ethanol and other industries we serve.

○

Mr. Jergenson has been on our Board for 14 years. His operations management experience with Taylor Corporation, one of the largest privately held companies in the United States, provides valuable perspective and insight as our Company seeks and implements growth opportunities.

○

Mr. Skaar has extensive experience in purchasing and procurement for large public companies, having served as Vice President and Chief Procurement Officer at Lucent Technologies and Vice President of Purchasing and Packing Engineering at 3M.

○

Mr. Thompson has experience with major manufacturing and commodity companies having served 30 years at Cargill, Inc., including eight years as President of Cargill Steel, and three years as Executive Vice President—Commercial for The Mosaic Company, the world’s leading producer and marketer of concentrated phosphate and potash. This knowledge and experience is valuable to us in our bulk chemicals business.

○

Mr. Wright has extensive public company finance and audit experience, serving as Chief Financial Officer of G&K Services, Inc. and having been employed by Arthur Andersen & Co. He also has public company board experience, serving as a director of G&K Services, Inc.

Director Independence

          Our Board of Directors has determined that, of the director nominees, each of James A. Faulconbridge, Duane M. Jergenson, John S. McKeon, Daryl I. Skaar, James T. Thompson and Jeffrey L. Wright are “Independent Directors” as that term is defined under the applicable listing standards of the NASDAQ Stock Market. Accordingly, a majority of our directors are independent. When considering the independence of directors, the Board of Directors determined that Mr. Wright’s position as Chief Financial Officer, Executive Vice President and Director of G&K Services, Inc., which is a customer of and supplier of services to the Company, did not impair the independence of Mr. Wright. All of the transactions with G&K Services, Inc. were conducted on arms-length terms in the ordinary course of business, and the amount of the transactions represent less than one percent of the revenues of G&K Services, Inc. and less than one percent of our revenues.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

          Our Board of Directors held five meetings during the fiscal year ended March 28, 2010, hereinafter referred to as “fiscal 2010.” All directors attended at least 75% of the meetings of our Board of Directors and the committees on which they served. All directors attended our Annual Meeting of Shareholders in 2009. Our Board of Directors encourages, but does not require, director attendance at annual meetings of shareholders.

Leadership Structure of the Board of Directors

          Our Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The positions of Chief Executive Officer and Chairman of the Board are not currently held by the same person. This structure allows us to more fully utilize the skills of Mr. McKeon and ensures a greater active participation of the directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our Chief Executive Officer to focus on the management of the Company’s day-to-day operations.

Audit Committee

          The Audit Committee, which consists of James A. Faulconbridge (Chair), Daryl I. Skaar, James T. Thompson and Jeffrey L. Wright, is responsible for, among other things, selecting and appointing our independent auditors, meeting with the independent auditors and financial management to review the scope of the audit and the audit procedures, reviewing annually the responsibilities of the Audit Committee and recommending to our Board of Directors any changes to these responsibilities, and establishing and reviewing internal controls. The Audit Committee held six meetings during fiscal 2010.

          Our Board of Directors has determined that all members of the Audit Committee are “independent” as that term is used in Section 10A(m) of the Securities Exchange Act of 1934 and “Independent Directors” as that term is defined under the applicable listing standards of the NASDAQ Stock Market. Our Board of Directors has determined that Messrs. Faulconbridge, Skaar, Thompson and Wright are “audit committee financial experts,” as the term is defined by regulations promulgated by the Securities and Exchange Commission (SEC).

          The responsibilities of the Audit Committee are set forth in the Audit Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

Compensation Committee

          The Compensation Committee, which consists of Duane M. Jergenson (Chair), Daryl I. Skaar, James T. Thompson and Jeffrey L. Wright, is responsible for establishing compensation policies for our Company and for reviewing and setting compensation for our executive officers. The Compensation Committee held seven meetings during fiscal 2010.

          Our Board of Directors has determined that all members of the Compensation Committee are “Independent Directors” as that term is defined under the applicable listing standards of the NASDAQ Stock Market, “non-employee directors” as that term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and “outside directors” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended.

          The Compensation Committee retained independent compensation consultant Towers Perrin, a nationally recognized compensation consulting firm with expertise in our industry, to provide the committee with independent advice regarding industry practices and peer company compensation programs for fiscal 2010. In September 2009, the Compensation Committee retained independent compensation consultant Amalfi Consulting to provide the committee with independent advice regarding industry practices and peer company compensation programs to take effect in the fiscal year ending April 3, 2011, hereinafter referred to as “fiscal 2011.” No member of the Board of Directors or any executive officer has any affiliation with Towers Perrin or Amalfi Consulting. Neither Towers Perrin nor Amalfi Consulting do other work for the Company, and each has reported directly to the Chair of the Compensation Committee. Towers Perrin advised the Compensation Committee on the principal aspects of our executive compensation components and best practices in executive compensation and provides market information and analysis regarding the competitiveness of levels and components of total compensation for the Company’s named executive officers for fiscal 2010. In determining the competitiveness of such compensation, the Compensation Committee reviewed survey data prepared by Towers Perrin. The Company does not benchmark its compensation. The Compensation Committee reviews and considers the information provided by Towers Perrin to understand current compensation practices, levels and structures and to inform its compensation decisions, but not to establish specific compensation parameters based on such data.

          The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the committee regarding compensation of our executive officers other than the Chief Executive Officer. Additional information on the role of the compensation consultants and management in the Compensation Committee’s processes and procedures can be found in the Compensation Discussion and Analysis section below.

          The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

Governance and Nominating Committee

          Until August 5, 2009, we had a Governance Committee, which consisted of John S. McKeon (Chair), James A. Faulconbridge and Duane M. Jergenson, and a Nominating Committee, which consisted of James A. Faulconbridge (Chair) and Duane M. Jergenson. The Governance Committee was responsible for monitoring and recommending to our Board corporate governance principles and business conduct guidelines; recommending as necessary changes in the size of the Board and its committees; reviewing and approving the processes for Board evaluation and director education policies; recommending to the Board the number, timing and duration of Board and committee meetings; and recommending to the Board changes in director compensation. The Governance Committee held two meetings in fiscal 2010. The Nominating Committee was responsible for recommending as necessary changes in the composition of the Board and its committees, developing a pool of potential director candidates for consideration in the event of a vacancy on the Board, recommending to the Board nominees for membership on the Board and reviewing and approving the processes for new director orientation. The Nominating Committee held one meeting in fiscal 2010.

          On August 5, 2009, our Board of Directors combined the Governance Committee and the Nominating Committee into one committee. The new Governance and Nominating Committee, which consists of John S.

McKeon (Chair), James A. Faulconbridge and Duane M. Jergenson, is responsible for identifying individuals qualified to become directors and recommending nominees to our Board for election at annual meetings of shareholders, monitoring developments in director compensation and, as appropriate, developing and recommending to our Board corporate governance principles applicable to us and overseeing public policy matters and compliance with our Code of Conduct. The Governance and Nominating Committee held two meetings during fiscal 2010. The responsibilities of the Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com). The Governance and Nominating Committee evaluated potential candidates for director nomination on the basis indicated below and recommended to the Board that the director nominees included in this Proxy Statement be submitted to the shareholders for election at the upcoming Annual Meeting of Shareholders.

Nominating Process

          In order to maintain flexibility in its consideration of candidates, our Board of Directors does not have a formal policy regarding the consideration of any director candidates recommended by shareholders. However, the Governance and Nominating Committee would consider for possible nomination qualified nominees recommended by shareholders in compliance with our By-laws. To make a director nomination, a shareholder should send the director candidate’s name, credentials and contact information, a signed statement consenting to his or her nomination and agreeing, if elected, to serve as a director, a completed director nominee questionnaire (available from our Secretary upon request) and the other information required by our By-laws, to our Secretary no later than 90 days prior to the first anniversary of the preceding year’s annual meeting. The proposing shareholder should also include his or her contact information and evidence that the person submitting the nomination is a shareholder of the Company. The Nominating Committee will evaluate candidates (nominated by shareholders or otherwise) based on financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder in our Company, “independence” for purposes of compliance with SEC rules and NASDAQ Stock Market listing standards, and willingness, ability and availability for service. The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Governance and Nominating Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses.

Risk Oversight

          The Company’s management is responsible for defining the various risks facing the company, formulating risk management policies and procedures, and managing the Company’s risk exposures on a day-to-day basis. The Board of Directors’ responsibility is to monitor the Company’s risk management processes by informing itself concerning the Company’s material risks and evaluating whether management has reasonable controls in place to address the material risks; the Board is not responsible, however, for defining or managing the Company’s various risks. The Audit Committee of the Board of Directors is primarily responsible for monitoring management’s responsibility in the area of risk oversight, and risk management is a factor the Board and the Nominating and Governance Committee consider when determining which directors serve on the Audit Committee. Accordingly, management has reported to the Audit Committee on various risk management matters during fiscal 2010. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board of Directors. The Audit Committee and the Board of Directors focus on the material risks facing the company, including operational, market, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. The Board believes this allocation of responsibility provides an effective and efficient approach for addressing risk management.

Communications with Directors

          Shareholders can contact the full Board of Directors, the independent directors as a group or any of the individual directors by writing to our Secretary at 3100 East Hennepin Avenue, Minneapolis, Minnesota 55413. All communications will be compiled by the Secretary and submitted to the addressees on a periodic basis.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

          The Audit Committee has (i) reviewed and discussed our audited financial statements for fiscal 2010 with both our management and KPMG LLP (“KPMG”); (ii) discussed with KPMG the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, regarding communications with audit committees; (iii) received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with KPMG its independence; and (iv) considered whether the non-audit services provided by KPMG are compatible with maintaining the independence of KPMG.

          Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for fiscal 2010 for filing with the SEC.

James A. Faulconbridge (Chair)   Daryl I. Skaar    James T. Thompson   Jeffrey L. Wright

Audit Committee of the Board of Directors

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

          Our Audit Committee dismissed Deloitte & Touche LLP as the Company’s independent registered public accounting firm effective June 9, 2009. Neither of Deloitte’s reports on the financial statements of the Company for fiscal years ended March 30, 2008 or March 29, 2009, hereinafter referred to as “fiscal 2008” and “fiscal 2009,” respectively, contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. During fiscal years 2008 and 2009 and through June 9, 2009, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter in connection with its reports on the Company’s financial statements for such periods. During the same periods, there were no reportable events of the type set forth in Item 304(a)(1)(v) of Regulation S-K.

          The Company provided Deloitte with a copy of this disclosure and requested that Deloitte furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. The letter from Deloitte was filed under cover of Amendment No. 1 to a Current Report on Form 8-K/A on June 17, 2009.

          On June 9, 2009, our Audit Committee approved the engagement of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2010. During fiscal years 2008 and 2009 and through June 9, 2009, the Company had not consulted with KPMG with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

          The following table shows the aggregate fees billed to us by KPMG LLP for services rendered during fiscal 2010 and by Deloitte & Touche LLP for services rendered during fiscal 2009. The Audit Committee pre-approved 100% of the services described below.

Description of Fees	KPMG LLP Fiscal 2010 Amount	Deloitte & Touche LLP Fiscal 2009 Amount

Audit Fees	$212,000	$390,000
Audit-Related Fees (a)	—	46,000
Tax Fees (b)	44,350	38,000
Total	$256,350	$474,000

(a)	Includes fees for audits in connection with our benefit plans and $21,000 in fiscal 2009 for services related to responding to SEC staff comments.

(b)	Includes tax preparation and consulting fees.

          The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to approve annually all audit services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditors’ independence. As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. The Audit Committee has delegated to its chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the chair must be reported to the Audit Committee.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

          Our executive compensation program is designed to attract and retain executives who will lead our Company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation is based on individual performance, Company performance and the alignment of the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to remain with our Company. We seek to reward current results and motivate long-term performance through a combination of short- and long-term incentives that meet our performance, alignment and retention objectives.

          Our results of operations and financial condition in fiscal 2010 improved over fiscal 2009 levels and remained at levels significantly over those of fiscal 2008 despite the national economic difficulties. Gross profit from continuing operations was $64.4 million, an increase of $2.0 million from fiscal 2009, cash provided by operating activities was $38.8 million, and cash and cash equivalents increased to $53.7 million as of the end of fiscal 2010. As a result, our executive officers received near the maximum payout under the corporate and business unit performance measures under our annual non-equity incentive compensation arrangement and earned the maximum number of restricted shares under the performance-based restricted stock units granted for fiscal 2010 as described below.

          Determining Executive Compensation for Fiscal 2010

          Our executive compensation program for the last fiscal year consisted of the following elements:

•	base salary,

•	annual non-equity incentive compensation,

•	annual equity awards,

•	contributions to long-term benefit plans, and

•	other benefits.

          The Compensation Committee does not benchmark the total compensation or any element of compensation to our executives. It also does not apply a mechanical formula or target a specific amount relative to comparative data for any individual nor does it target a specific amount or relative weight for any component of compensation. Rather, the committee members reviewed and considered broad-based third-party survey data to understand current compensation practices, levels and structures and thereby inform its compensation decisions, but not to establish specific compensation parameters based on such data. The committee considered all elements of compensation together and utilized the members’ experience and judgment in determining the total compensation opportunity and mix of compensation elements appropriate for each executive officer in light of our compensation objectives.

          Independent compensation consultant Towers Perrin, a nationally recognized compensation consulting firm with expertise in our industry, also provided the Compensation Committee with independent advice regarding industry practices and information on compensation programs of companies offering products similar to ours and from companies of comparable size to us that the committee used in determining the compensation received by our executives during fiscal 2010. The Compensation Committee did not have a role in selecting the list of companies that Towers Perrin included in its sample. The Compensation Committee did not use the information provided to it by Towers Perrin in a formulaic manner, but instead used the information to inform its judgment regarding the appropriate levels and components of total compensation for the Company’s executive officers.

          The Compensation Committee viewed the information provided by Towers Perrin as one of a number of tools available to the Committee in assessing executive compensation. The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the committee regarding compensation of our executive officers other than the Chief Executive Officer. Our Chief Executive Officer participates in some of the Compensation Committee’s deliberations regarding compensation for our other executive officers, although all determinations are made by the Compensation Committee.

          Elements of Executive Officer Compensation

          Base Salary

          We provide base salaries to our executive officers to compensate them for fulfilling their primary responsibilities and to provide financial stability. The Compensation Committee annually reviews, and adjusts as appropriate, base salaries for our executive officers. In each of October 2008 and October 2009, the Compensation Committee made modest increases to the base salaries for fiscal 2009 and fiscal 2010 based on its evaluation of the competitive information available to it and to approximate increases in the cost of living. The base salaries paid to our executive officers during the last three completed fiscal years are listed in the Summary Compensation Table below.

          Annual Non-Equity Incentive Compensation

          Annual non-equity incentive compensation is a key component of our executive compensation strategy. The purpose of annual incentive compensation is to provide cash compensation that is variable based on the achievement of performance goals established by the Compensation Committee. Our executive officers do not have a contractual right to receive a fixed bonus for any fiscal year.

          In 2008, the Compensation Committee, with the assistance of Towers Perrin, reviewed our cash incentive program for executive officers and adopted a new non-equity incentive arrangement (described below) that provides for no payout to executive officers unless a specified portion of the target is achieved and allows for a significantly increased payout if the target is exceeded. This revised cash incentive program was implemented starting with the second half of fiscal 2008 and was in place for fiscal 2009 and 2010.

          Cash incentive payments have been determined and paid twice each year with 60% of the payment opportunity based on the first six months of our fiscal year and 40% based on the last six months. This split reflects the fact that we have historically generated a higher level of profits during the first six months of our fiscal year than the second half of our fiscal year.

          For fiscal 2010, the Compensation Committee designated the following factors for determining whether a cash incentive payment would be paid under the arrangement for a particular performance period and in what amount:

•	corporate performance,

•	business unit performance for the executive in charge of such unit, and

•	individual objectives.

          The corporate performance portion of the annual cash incentive payment was based on our Company-wide results for each half of fiscal 2010 as measured by income before taxes as compared to a targeted level of income before taxes for that period. For the first half of fiscal 2010, the targeted level of income before taxes was $13,900,000, while the actual performance was $20,612,000, and for the second half of fiscal 2010, the targeted level of income before taxes was $3,485,000, while the actual performance was $18,689,000. The business unit performance portion of the incentive payment was based on an operational measure of business unit profitability for fiscal 2010 as compared to a targeted measure for the respective business unit for that period. For first half of fiscal 2010, the targeted Water Treatment Group measure was $22,800,000, while the actual performance was

$24,795,000, and for the second half of fiscal 2010, the targeted measure was $16,500,000, while the actual performance was $17,383,000. For the first half of fiscal 2010, the targeted Industrial Group measure was $19,300,000, while the actual performance was $24,482,000, and for the second half of fiscal 2010, the targeted measure was $12,900,000, while the actual performance was $22,506,000. In each case, the targeted levels of performance were based on the level of anticipated performance that was derived from the Company’s annual operating plan. The Compensation Committee set these target performance levels to ensure that a substantial portion of each executive officer’s cash compensation is tied to corporate and business unit performance, as appropriate, and to provide our executives with a performance-based opportunity to achieve market-competitive total compensation.

          The committee established multiple individual objectives for each executive officer for each half of the fiscal year. The individual objectives for our Chief Executive Officer included succession planning, strategic planning matters and developing a growth plan for the business. For our Chief Financial Officer, the individual objectives included efforts to drive efficiencies within the accounting organization and manage the costs of our employee benefits. For our General Counsel, the individual objectives included improving risk management processes and revising and updating our public filings and our organizational documents. For our Vice President—Water Treatment Group, the individual objectives included business expansion initiatives and succession planning within the Water Treatment Group. For our Vice President—Industrial, the individual objectives included business expansion and project management initiatives. The Compensation Committee consulted with the Chief Executive Officer for his assessment of the degree to which the other executive officers had met their respective individual objectives and then made its own determination as to the appropriate level of payout under these measures for each of the executive officers.

          The Compensation Committee determined that 80% of the annual cash incentive payment opportunities for our Chief Executive Officer, Chief Financial Officer and General Counsel for fiscal 2010 should be based upon Company-wide performance against the income targets to reflect their significant Company-wide responsibilities and resulting ability to impact the overall success of the Company. In addition, the committee determined that 20% should be based upon meeting their individual objectives.

          The committee determined that 40% of the annual cash incentive payment opportunities for Ms. Paulson and Mr. Sevenich for fiscal 2010 should be based upon Company-wide performance and 40% should be based upon the profitability of their respective business units to reflect their dual roles as leaders of their respective business units and as members of the Company’s overall executive management team. In addition, the committee determined that 20% should be based upon meeting their individual objectives.

          The annual cash incentive payment opportunities for participating executive officers were based on the following percentages of base salary for fiscal 2010:

Position	Threshold Annual Cash Incentive Payment	Target Annual Cash Incentive Payment	Maximum Annual Cash Incentive Payment
Chief Executive Officer	30%	60%	120%
Chief Financial Officer	20%	40%	80%
General Counsel	15%	30%	60%
Vice President—Water Treatment Group	20%	40%	80%
Vice President—Industrial Group	20%	40%	80%

The Compensation Committee established the targets for each of the executive officers based on the relative scope of his or her responsibilities and resulting ability to impact the Company’s performance. The committee established a higher target opportunity for the Chief Executive Officer to reflect his significant responsibilities regarding the creation and implementation of long-term strategic direction for the entire Company.

          No annual cash incentive payments are made unless the threshold level of 80% of the respective performance target is achieved. Performance between 80% and 100% of the respective target is awarded on a sliding scale from 50% of the target annual cash incentive payment for exactly achieving 80% of the performance target to 100% of the target annual cash incentive payment for achieving the respective target (e.g., 90% of performance target will lead to an award of 75% of the target annual cash incentive payment). Performance between 100% and 120% of the respective target is awarded on a sliding scale from 100% of the target annual cash incentive payment for exactly meeting the performance target to 200% of the target annual cash incentive payment for exceeding the performance target by 20% (e.g., 105% of performance target will lead to an award of 125% of the target annual cash incentive payment). Performance over 120% of the applicable performance target does not result in any additional annual cash incentive payment.

          As a result of our strong financial performance for the fiscal year, each participating executive officer exceeded their respective corporate and business unit performance targets and, in most cases, exceeded the maximum targets. As a result, with the exception of Ms. Paulson, each participating executive officer received the maximum payout under the financial measures. Because the Water Treatment Group profitability measure exceeded the targeted measure, but did not exceed the maximum measure, Ms. Paulson’s payout under the business unit performance target was less than the maximum payout. Each participating executive officer was determined to have attained his or her individual objectives for the fiscal year, while Ms. Paulson was determined to have exceeded her individual objectives for the second half of the fiscal year. Each participating executive officer received the targeted annual cash incentive payment for individual objectives, while Ms. Paulson received the maximum annual cash incentive payment for individual objectives for the second half of the fiscal year based on exceeding the targeted performance on her personal objectives. No participating executive officer received more than the maximum total payment under the annual non-equity incentive arrangement.

          Equity Awards

          We had not traditionally used long-term equity incentive awards as part of our executive compensation program. We had previously contributed approximately 5% of the executive’s pay for his or her account to our Employee Stock Ownership Plan (“ESOP”) and allowed executives to receive matching contributions under our Employee Stock Purchase Plan (“ESPP”).

          After fiscal 2008, the Compensation Committee, with the assistance of Towers Perrin, reviewed our equity incentive award practices for the executives officers and determined to adopt a new equity incentive compensation program with the first grants made in May 2008 for fiscal 2009 and subsequent grants made in June 2009 for fiscal 2010. Factors considered by the Compensation Committee in establishing this equity incentive program included:

•	aligning the interests of the participants with those of our shareholders,

•	providing incentives for the retention of executive officers,

•	establishing a minimum level of performance for payouts under certain of the equity awards,

•	providing an opportunity for increased payouts for performance in excess of established targets under certain of the equity awards, and

•	review of comparable equity incentive programs at competitive companies.

The equity incentive award program has consisted of a combination of:

•	grants to each executive officer of traditional stock options at fair market value on the date of grant with vesting on the third anniversary of the date of grant, and

•

grants of performance-based restricted stock unit awards based on Company performance during the current fiscal year with any related restricted stock vesting on the second anniversary of the end of that fiscal year.

          To partially offset the potential cost of the equity incentive program, the Compensation Committee determined that executive officers would no longer participate in our ESOP beginning in fiscal 2009 or receive matching contributions under the ESPP beginning in June 2008. Excluding our executive officers, all of our non-bargaining unit employees remain eligible to participate in both our ESOP and ESPP.

          Under this program, each executive officer was granted in each of May 2008 and June 2009 a non-statutory stock option agreement and a performance-based restricted stock unit award representing a future issuance of restricted shares of our common stock based on a pre-tax income target for the fiscal year. Based on the Compensation Committee’s assessment of the equity incentive awards program, including information provided by Towers Perrin, in each of May 2008 and June 2009, our CEO was granted an option to purchase 33,333 shares of our common stock, while the other executive officers were each granted an option to purchase 9,333 shares of our common stock. The options granted in May 2008 were all granted at an exercise price of $15.43 per share, the fair market value (as defined in our 2004 Omnibus Stock Plan, the “2004 Plan”) as of the date of grant, vest in their entirety on May 13, 2011 and will terminate on May 13, 2018. The options granted in June 2009 were all granted at an exercise price of $19.90 per share, the fair market value (as defined in the 2004 Plan) as of the date of grant, vest in their entirety on June 10, 2012 and will terminate on June 10, 2019.

          The Compensation Committee determined the appropriate number of options to purchase shares for each of the executive officers based on the relative scope of his or her responsibilities and resulting ability to impact the Company’s performance and information available to the committee about market practices. The committee granted to the Chief Executive Officer an option to purchase a higher number of shares to reflect his significant responsibilities regarding the creation and implementation of the long-term strategic direction for the entire Company.

          The actual number of restricted shares issued to each executive officer under the performance-based restricted stock unit is based on a sliding scale for pre-tax income above or below the target and is subject to minimum and maximum thresholds. For fiscal 2010, the pre-tax income target was set at $17,385,000, the same level as our annualized target used for our non-equity incentive plan arrangement described above, while our actual performance was $39,301,000. If our pre-tax income were less than 80% of the target pre-tax income in fiscal 2010, then no executive officer would have received restricted shares from the performance-based restricted stock units. If our pre-tax income were between 80% and 100% of the target in fiscal 2010, then the executive officers would have received a number of restricted shares based on a sliding scale between 50% of the target restricted shares and 100% of the target restricted shares. If our pre-tax income were between 100% and 120% of the target in fiscal 2010, then the executive officers would have received a number of restricted shares based on a sliding scale between 100% of the target restricted shares and 150% of the target restricted shares. Because our pre-tax income exceeded 120% of the target in fiscal 2010, the executive officers each received a maximum number of restricted shares based on 150% of the target restricted share amounts.

          The Compensation Committee established the following target restricted share amounts for the executive officers for fiscal 2010:

Position	Minimum	Target	Maximum
CEO	4,167	8,333	12,500
Other Officers	1,167	2,333	3,500

The Compensation Committee established the targets for each of the executive officers based on the relative scope of his or her responsibilities and their resulting ability to impact the Company’s performance. The committee established a higher target opportunity for the Chief Executive Officer to reflect his significant responsibilities regarding the creation and implementation of the long-term strategic direction for the entire Company.

          The actual number of restricted shares issued to each executive officer was determined after our final financial information became available for fiscal 2010. The restricted shares will vest 100% two years after the last day of fiscal 2010. The restricted shares will terminate in their entirety if the executive officer departs the Company before the end of the vesting period other than in cases of death or disability.

          In the event of a change in control of the Company or other “fundamental change” as defined below, then the performance-based restricted stock unit award will vest immediately at 100% of its target if the Compensation Committee determines that the fundamental change will not result in the continuation of the performance-based restricted stock unit award. Any shares of restricted stock outstanding under performance-based restricted stock unit awards will also immediately vest. If a performance-based restricted stock unit award is continued after a fundamental change, but, in connection with the fundamental change, an executive is terminated without cause or resigns for good cause, then the performance-based restricted stock unit award and any restricted stock granted under the performance-based restricted stock unit award will vest in the same manner. We believe that these triggers in our performance-based restricted stock unit award notices in connection with a fundamental change strike an appropriate balance between Company and shareholder concerns about executive retention in the event of a fundamental change and an executive’s legitimate concerns regarding termination or diminution of duties as a result of a fundamental change or a change in control. As currently defined in the 2004 Plan, a “fundamental change” includes the dissolution of the Company, a sale of substantially all our assets, a merger or consolidation of the Company with or into any other corporation, regardless of whether our Company is the surviving entity, or a statutory share exchange involving our capital stock.

          Contribution to Long-Term Benefit Plan

          All of our executive officers participate in our Profit Sharing Plan, which is generally available to all other non-bargaining unit employees. Contributions to the Profit Sharing Plan by us on behalf of our executive officers have been a key component of our retention objectives since the contributed benefits initially vest over a six-year period.

          Under the plan, our executive officers participate on the same terms as all other eligible employees, with the annual compensation that was used to determine plan benefits being capped at $245,000 for fiscal 2010. This limit will be adjusted in future years under federal tax law for cost-of-living increases.

          Under our Profit Sharing Plan, we contributed a percentage of each eligible participant’s compensation to an account maintained for the participant under the plan. Participant accounts are credited with the appropriate gains or losses resulting from employee-directed investments made by the plan. During recent years, including fiscal 2010, we made contributions to this plan equal to 15% of each participant’s compensation. For fiscal 2010, we contributed $36,750 on behalf of each named executive officer other than Richard G. Erstad, who was hired in calendar 2008 and was not yet eligible for a contribution.

          Employee Stock Purchase Plan

          Our employees may acquire our stock through an employee stock purchase plan, which is generally available to all employees. As noted above, we ceased matching contributions by the Company on behalf of our executive officers under the plan beginning in June 2008. Purchases of common stock under this plan are made from accumulated contributions at the end of each month at the prevailing market price on the designated purchase dates, with the objective of allowing our employees to profit when the value of our stock increases over time. Participants in this plan may authorize us to deduct up to $500 a month from his or her paycheck and, for non-executive participants, we generally make a matching contribution of 75% of the participant’s purchases under the plan.

          Other Benefits

          The Compensation Committee believes that we must offer a competitive benefits program to attract and retain our executive officers. During fiscal 2010, we provided medical and other health and welfare benefits to our executive officers that are generally available to our other employees.

          Chief Executive Officer Compensation

          The Compensation Committee reviewed Mr. Hawkins’ performance for fiscal 2010. The committee reviewed Mr. Hawkins’ total compensation opportunity and determined that it was appropriately positioned relative to both the market for his position and the compensation of our other executive officers. The committee considers Mr. Hawkins’ potential for increased compensation through achievement of performance equal to, or exceeding, his performance targets, and long-term appreciation in our stock price through his options as critical to aligning his compensation with the interests of our shareholders.

          Other Agreements and Policies

          Post-Retirement Healthcare Coverage

          We currently permit any employee who retires after working for us for at least 25 years to continue to participate in our health insurance coverage until that person reaches the age of 65. The cost to the retired employee for that coverage is equal to the amount that the retiree would have been obligated to pay for the coverage under

COBRA (the Consolidated Omnibus Budget Reconciliation Act). This policy is based on the importance we place on the retention of our employees, including our executive officers.

          Tax Deductibility of Compensation

          Section 162(m) of the Internal Revenue Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1.0 million. Under current IRS interpretations, a “covered employee” is the chief executive officer of the Company and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated officers employed by the Company at a year-end. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation.

          In order to qualify as “performance-based compensation” for Section 162(m) purposes, compensation must satisfy certain requirements, including that the vesting and payment such compensation must generally be conditioned upon the satisfaction over a specified performance period of pre-established performance goals set by the Compensation Committee. We did not believe that the amounts of the cash incentive payment opportunities under our fiscal 2010 non-equity incentive plan for any of our covered executive officers, when combined with other applicable cash compensation, would have exceeded the $1.0 million limit. As a result, the Compensation Committee did not take steps to have the potential cash incentive payments qualified as performance-based compensation for Section 162(m) purposes.

Compensation Committee Report

          The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

Duane M. Jergenson (Chair)   Daryl I. Skaar James T. Thompson   Jeffrey L. Wright

Compensation Committee of the Board of Directors

Summary Compensation Table

          The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b) (c)	Option Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(d)	All Other Compensation ($)(e)	Total ($)
John R. Hawkins	2010	341,242	–	165,827	144,332	378,000	55,136	1,084,537
Chief Executive Officer	2009	327,642	–	128,578	98,370	359,083	46,384	960,057
	2008	300,424	195,065	–	–	–	45,000	540,489
Kathleen P. Pepski	2010	212,652	–	46,427	40,412	156,600	38,080	494,171
Vice President, Chief Financial Officer and Treasurer (beginning February 26, 2008)	2009	208,075	–	35,998	27,544	158,785	–	430,402
	2008	20,237	7,878	–	–	–	–	28,115
Richard G. Erstad	2010	203,000	–	46,427	40,412	111,240	10,470	411,549
Vice President, General Counsel and Secretary (beginning November 17, 2008)	2009	74,359	25,000	–	–	–	–	99,359
	2008	–	–	–	–	–	–	–
Keenan A. Paulson	2010	212,208	–	46,427	40,412	139,676	38,080	476,803
Vice President – Water Treatment Group	2009	205,233	–	35,998	27,544	136,970	34,500	440,245
	2008	191,584	89,049	–	–	–	45,000	325,633
John R. Sevenich	2010	198,853	–	46,427	40,412	145,440	38,080	469,212
Vice President – Industrial Group	2009	193,053	–	35,998	27,544	141,052	34,500	432,147
	2008	181,163	86,627	–	–	–	45,000	312,790

(a)	In the second half of fiscal 2008, we converted from a cash bonus program to an annual non-equity incentive arrangement, effective for the last six months of fiscal 2008 and future periods.

(b)

Amounts represent the aggregate grant date fair value of awards made each fiscal year, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. See Note 9, Profit Sharing and Employee Stock Ownership Plans, to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2010 for a description of our accounting and the assumptions used.

(c)

Reflects the aggregate grant date fair value of performance –based restricted stock unit awards that were computed based on the probable outcome of the performance conditions as of the grant date. The values of the performance-based restricted stock unit awards granted in fiscal 2010, assuming the highest level of performance conditions are achieved, are set forth below.

Name	Amount Reported	Maximum Amount
Mr. Hawkins	$165,827	$248,750
Ms. Pepski	$46,427	$69,650
Mr. Erstad	$46,427	$69,650
Ms. Paulson	$46,427	$69,650
Mr. Sevenich	$46,427	$69,650

(d)

See the description of target levels corporate performance, business unit performance and individual objectives, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis above. Of the amounts reported for fiscal 2010, the following amounts were paid during the fiscal year and the remaining amounts were paid after we completed our annual audit: Mr. Hawkins, $226,800; Ms. Pepski, $93,960; Mr. Erstad, $66,744; Ms. Paulson, $81,091; and Mr. Sevenich, $87,264.

(e)	Amounts reported for fiscal 2010 include:

•	Contributions of $36,750 to our Profit Sharing Plan by the Company on behalf of each of John R. Hawkins, Kathleen P. Pepski, Keenan A. Paulson and John R. Sevenich.

•

With respect to John R. Hawkins, $9,888 as the personal value of a Company-provided car (based on the incremental cost to the Company, calculated as a portion of the amortized cost of the car) and $3,748 as the personal portion of a country club membership (based on the incremental cost to the Company, calculated as a portion of the annual dues paid). For income tax purposes, the amount included in his income is based on IRS regulations. This amount is not grossed up for taxes.

•

With respect to Richard G. Erstad, consists of $7,200 paid as an automobile allowance for a portion of the year and $3,270 as the personal value of a Company-provided car for the remainder of the year (based on the incremental cost to the Company, calculated as a portion of the amortized cost of the car). For income tax purposes, the amount included in his income is based on IRS regulations. This amount is not grossed up for taxes.

Grants of Plan-Based Awards

          The following table sets forth information concerning grants of plan-based awards to our named executive officers during fiscal 2010.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Option Awards: Number of Securities Underlying Options (#)(c)	Per Share Exercise or Base Price of Option Awards ($)(d)	Grant Date Fair Value of Stock and Option Awards ($)(e)

	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Name
John R. Hawkins	6/10/09	105,000	210,000	420,000
	6/10/09				4,167	8,333	12,500			248,750
	6/10/09							33,333	19.90	144,332
Kathleen P. Pepski	6/10/09	43,500	87,000	174,000
	6/10/09				1,167	2,333	3,500			69,650
	6/10/09							9,333	19.90	40,412
Richard G. Erstad	6/10/09	30,900	61,800	123,600
	6/10/09				1,167	2,333	3,500			69,650
	6/10/09							9,333	19.90	40,412
Keenan A. Paulson	6/10/09	42,900	85,800	171,600
	6/10/09				1,167	2,333	3,500			69,650
	6/10/09							9,333	19.90	40,412
John R. Sevenich	6/10/09	40,360	80,720	161,440
	6/10/09				1,167	2,333	3,500			69,650
	6/10/09							9,333	19.90	40,412

(a)

Awards represent potential payments under our annual non-equity incentive arrangement for fiscal 2010. Payments are based on specified target levels of corporate performance, business unit performance and individual objectives, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis.

The actual amounts earned for fiscal 2010 are the sole components of “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above. Executives must be employed on the date the payments are made (typically in June of each year with respect to the most recently completed fiscal year) to be eligible for a payment. The threshold, target and maximum payments are based on the plan’s requirements, which were 30%, 60% and 120% of base salary, respectively, for our CEO; 15%, 30% and 60% of base salary, respectively, for our General Counsel; and 20%, 40% and 80% of base salary, respectively, for the other named executive officers.

(b)

Awards represent potential awards of shares of restricted stock under performance-based restricted stock unit awards granted for fiscal 2010. Actual awards were made at the maximum level. Payments are based on specified target levels of income before taxes. See “Equity Awards” in the Compensation Discussion and Analysis for the performance targets applicable to the performance-based restricted stock units granted in fiscal 2009 for performance in fiscal 2010. Additional terms of the outstanding performance-based restricted stock units are described in Note (a) to the Outstanding Equity Awards table.

(c)	Awards represent stock options granted under the 2004 Plan. See “Equity Awards” in the Compensation Discussion & Analysis for the terms of these awards.

(d)	The exercise price of all options was based on fair market value as of the date of grant as defined in the 2004 Plan (i.e., the closing price of our common stock on the date of grant).

(e)

Grant date fair value for stock options and performance-based restricted stock units was determined in accordance with FASB ASC Topic 718. For the performance-based restricted stock units, the actual number of restricted shares that can be earned ranges from 0 to 150% of the target amount. For the performance-based restricted stock units, the amount reported is based on an assumption that the maximum number of restricted shares will be earned.

Outstanding Equity Awards at 2009 Fiscal Year-End

          The following table sets forth certain information concerning outstanding equity awards held by our named executive officers as of March 28, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock that Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John R. Hawkins	—	33,333	(c)	15.43	5/13/2018	25,000	586,000	—	—
		33,333	(c)	19.90	6/10/2019
Kathleen P. Pepski	—	9,333	(c)	15.43	5/13/2018	7,000	164,080	—	—
		9,333	(c)	19.90	6/10/2019
Richard G. Erstad	—	9,333	(c)	19.90	6/10/2019	3,500	82,040	—	—
Keenan A. Paulson	—	9,333	(c)	15.43	5/13/2018	7,000	164,080	—	—
		9,333	(c)	19.90	6/10/2019
John R. Sevenich	—	9,333	(c)	15.43	5/13/2018	7,000	164,080	—	—
		9,333	(c)	19.90	6/10/2019

(a)

Consists of shares of restricted stock actually issued under the performance-based restricted stock unit awards granted for fiscal 2009 and 2010. The restricted shares vest 100% two years after the last day of fiscal year for which they were awarded. The restricted shares will be forfeited in their entirety if the executive officer departs the Company before the end of the vesting period. The vesting of the units and restricted shares may be accelerated upon the occurrence of certain events described below under “Potential Payments Upon Termination or Change in Control”.

(b)	Based on closing market price of our common stock as of the most recently completed fiscal year of $23.44 per share.

(c)

All reported options vest three years after the date of grant. The vesting of the options may be accelerated upon the occurrence of certain events described below under “Potential Payments Upon Termination or Change in Control”.

Option Exercises and Stock Vested

          None of the named executive officers exercised stock options or had any other form of stock award that vested during fiscal 2010.

Potential Payments Upon Termination or Change in Control

          It has not been our practice to provide our officers with any right to severance payments or benefits, and none of our executive officers currently has an employment, severance or change in control agreement or arrangement with us, except as provided in the equity incentive awards described below. The Compensation Committee does, however, retain the discretion to make severance payments to an executive officer if it believes the specific circumstances warrant a payment.

          Termination Other than Due to Death or Disability Following a Fundamental Change

          All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the interests following a “fundamental change” as outlined in the table below. In the event of a change in control of the Company or other “fundamental change” as defined below, then the performance-based restricted stock unit equity award will vest immediately at 100% of its target if the

Compensation Committee determines that the fundamental change will not result in the continuation of the performance-based restricted stock unit. Any shares of restricted stock outstanding under the performance-based restricted stock unit equity award will also immediately vest. If a performance-based restricted stock unit equity award is continued after a fundamental change, but, in connection with the fundamental change, an executive is terminated without cause or resigns for good cause, then the performance-based restricted stock unit and any restricted stock granted under the performance-based restricted stock unit equity award will vest in the same manner. As defined in the 2004 Plan, a “fundamental change” includes the dissolution of the Company, a sale of substantially all our assets, a merger or consolidation of the Company with or into any other corporation, regardless of whether our Company is the surviving entity, or a statutory share exchange involving our capital stock.

          In addition, all named executive officers with outstanding unvested stock options are entitled to accelerated vesting of the stock options following a “fundamental change” as outlined in the table below. In the event of a change in control of the Company or other “fundamental change”, then the Compensation Committee may either (1) make appropriate provision to protect the stock option in a manner that equitably preserves the compensation element of the stock option at the time of the fundamental change, or (2) cancel the stock option in exchange for payment of cash equal to the amount, if any, by which the “fair market value” per share exceeds the exercise price per share covered by the stock option. “Fair market value” per share means the cash plus the fair market value, as determined in good faith by the Compensation Committee, of the non-cash consideration to be received per share by the shareholders of the Company upon the occurrence of the fundamental change.

          The following table presents the value of all outstanding stock and option awards that would have been received by each named executive officer if a fundamental change took place on the last business day of our most recently completed fiscal year.

Name	Early Vesting of Performance-Based Restricted Stock Units/Restricted Stock ($)(a)	Early Vesting of Stock Options ($)(b)	Total ($)
John R. Hawkins	488,326	384,996	873,322
Kathleen P. Pepski	136,726	107,796	244,522
Richard G. Erstad	54,686	33,039	87,724
Keenan A. Paulson	136,726	107,796	244,522
John R. Sevenich	136,726	107,796	244,522

(a)	Amounts determined by multiplying the number of shares for which vesting is accelerated by our closing stock price on March 26, 2010 ($23.44 per share).

(b)

Amounts determined by multiplying the number of option shares for which vesting is accelerated by our closing stock price on March 26, 2010 ($23.44 per share) and subtracting the exercise price of such option shares.

          Termination of Employment Due to Death or Disability

          All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the interests upon termination of employment due to death or disability as outlined in the table below. In the event that the executive officer’s employment with the Company ceases due to death or disability during the performance period, then the performance-based restricted stock unit equity award will vest immediately at 100% of its target. The Company will issue one unrestricted share in exchange for each vested unit.

          In addition, all named executive officers with outstanding unvested stock options are entitled to accelerated vesting of the stock options upon termination of employment due to death or disability as outlined in the table below.

          The following table presents the value of all outstanding stock and option awards that would have been received by each named executive officer if a triggering event took place on the last business day of our most recently completed fiscal year.

Name	Early Vesting of Performance-Based Restricted Stock Units/Restricted Stock ($)(a)	Early Vesting of Stock Options ($)(a)	Total $
John R. Hawkins	488,326	384,996	873,322
Kathleen P. Pepski	136,726	107,796	244,522
Richard G. Erstad	54,686	33,039	87,724
Keenan A. Paulson	136,726	107,796	244,522
John R. Sevenich	136,726	107,796	244,522

(a)	Amounts determined by multiplying the number of shares for which vesting is accelerated by our closing stock price on March 26, 2010 ($23.44 per share).

(b)

Amounts determined by multiplying the number of option shares for which vesting is accelerated by our closing stock price on March 26, 2010 ($23.44 per share) and subtracting the exercise price of such option shares.

          On June 2, 2010, we entered into a Retention Bonus Agreement with John R. Hawkins, our Chief Executive Officer. The Retention Bonus Agreement provides that we will pay to Mr. Hawkins a retention bonus in the amount of $680,000 so long as: (1) Mr. Hawkins remains actively employed with the Company from the date of the agreement through June 2, 2013, (2) Mr. Hawkins’s separation from service occurs thereafter for any reason other than for Cause; and (3) Mr. Hawkins signs and does not rescind a release of claims in a form prescribed by the Company.

          “Cause” is defined in the Retention Bonus Agreement as Mr. Hawkins’s: (1) willful and material failure or refusal to carry out any reasonable directive of the Board, (2) any willful and material failure during his employment to comply with any material policy, rule or code of conduct generally applicable to employees of the Company or to management employees of the Company, which failure is materially and demonstratively injurious to the financial condition or business reputation of the Company, (3) embezzlement or misappropriation of Company funds or any other willful act or omission which is materially injurious to the financial condition or business reputation of the Company, or (4) conviction or confession of an act or acts constituting a felony related to the business of the Company or which is materially injurious to the financial condition or business reputation of the Company. The circumstances in items (1) or (2) will only constitute Cause if the Company provides written notice to Mr. Hawkins and he does not cure within 30 days following the notice.

          In the event Mr. Hawkins’s employment terminates prior to June 2, 2013 due to termination initiated by the Company without Cause or due to Mr. Hawkins’s death, the retention bonus will become fully vested and payable, provided the release condition set forth above has been satisfied. The retention bonus will be paid in substantially equal installments over a period of three years.

Director Compensation for Fiscal 2010

          During fiscal 2010, we paid each non-employee director an annual retainer of $20,000. We paid a supplemental annual retainer of $10,000 to our Chairman of the Board. We also paid supplemental annual retainers of $5,000 to the chairs of the Audit and Compensation committees and $2,500 to the chairs of our Governance and Nominating committees. Additionally, our non-employee directors received a meeting fee of $1,000 for each Board and committee meeting attended.

          The Compensation Committee oversees our non-employee director compensation program, under which each non-employee director is entitled to receive a grant of 1,000 shares of restricted common stock on the date of our annual meeting of shareholders following the director’s election or reelection to the Board by our shareholders. The restricted stock vests one year from the date of issuance, subject to acceleration in the event of the director’s death or disability. For service during fiscal 2010, each non-employee director was granted 1,000 shares of restricted common stock on August 5, 2009 and these shares will vest in their entirety one year from their date of issuance.

          During fiscal 2006, we entered into a consulting agreement with John S. McKeon, our Chairman of the Board, which was amended in fiscal 2010, to provide consulting services for certain strategic projects. Mr. McKeon received consulting fees of $70,000 under this arrangement in fiscal 2010.

          The following table shows, for each of our current and former non-employee directors, information concerning annual compensation earned for services in all capacities during fiscal 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	All Other Compensation ($)(b)	Total ($)
Eapen Chacko (c)	5,000	--	260	5,260
James A. Faulconbridge	42,000	16,680	640	59,320
G. Robert Gey (c)	1,000	--	260	1,260
Howard M. Hawkins (c)	4,000	--	260	4,260
Duane M. Jergenson	42,000	16,680	640	59,320
John S. McKeon	54,500	16,680	70,640 (d)	141,820
Daryl I. Skaar	37,000	16,680	640	54,320
James T. Thompson	35,000	16,680	380	52,060
Jeffrey L. Wright	38,000	16,680	380	55,060

(a)

Each member of the Board received 1,000 shares of restricted stock as part of his retainer on August 5, 2009 pursuant to the 2004 Plan. The grant-date fair value of each of the awards were computed in accordance with FASB ASC Topic 718. All of these shares vest in full on August 5, 2010, are eligible to receive dividends paid on our common stock and were the only shares of restricted stock held by each director at the end of our most recently completed fiscal year.

(b)	Includes dividends paid on unvested restricted stock grants.

(c)	Term as a director expired on August 5, 2009.

(d)	Consists of $70,000 in consulting fees.

Compensation Committee Interlocks and Insider Participation

          All decisions regarding compensation of our executive officers during fiscal 2010 were made by the Compensation Committee of our Board of Directors. During fiscal 2010, the following directors served on the Compensation Committee: Duane M. Jergenson, James T. Thompson, Daryl I. Skaar and Jeffrey L. Wright. None of our executive officers participates in any Board or committee vote setting his or her annual salary or non-equity cash incentive payments. None of the members of the Compensation Committee is a current or former officer or employee of our Company, and there were no interlocking relationships as defined by the SEC, involving our executive officers, our directors, and other entities with which our directors or executive officers are associated.

EQUITY COMPENSATION PLAN INFORMATION

          The following table provides information about shares that may be issued under the 2004 Plan as of March 28, 2010. We do not have any other equity compensation plans required to be included in this table.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(a)	131,997	17.82	89,093(b)(c)

(a)

We maintain one plan that was approved by our shareholders, the 2004 Omnibus Stock Plan. The 2004 Plan allows awards in the form of restricted or unrestricted stock, incentive or non-statutory stock options, stock appreciation rights, performance-based restricted stock units or other stock-based awards.

(b)

Includes securities available for future issuance under the 2004 Plan. There is no limit on the portion of the 350,000 shares of common stock available for distribution under this plan that may be awarded in the form of restricted or unrestricted stock.

(c)	Does not include 26,500 shares of restricted stock which were issuable upon vesting of outstanding performance-based restricted stock unit awards as of March 28, 2010.

SECURITY OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERSHIP

          The following table contains information as of June 1, 2010 (except as otherwise noted below) concerning the beneficial ownership of our common stock by all directors, the named executive officers, all directors and executive officers as a group and shareholders known by us to beneficially own more than 5% of our common stock. Unless otherwise noted, the address for each shareholder listed below is our executive offices.

Name of Beneficial Owner	Number of Shares Beneficially Owned (a)		Percent of Shares
Trustees, Hawkins, Inc. Employee Stock Ownership Plan and Trust	1,621,214	(b)	15.8%
Royce & Associates, LLC	857,177	(c)	8.3%
BlackRock, Inc.	575,512	(d)	5.6%
T. Rowe Price Associates, Inc.	568,431	(e)	5.5%
James A. Faulconbridge	4,106	(f)	*
John R. Hawkins	169,803	(g)	1.7%
Duane M. Jergenson	18,127	(h)	*
John S. McKeon	31,568	(h)	*
Daryl I. Skaar	7,507	(h)	*
James T. Thompson	1,000	(h)	–
Jeffrey L. Wright	1,000	(h)	–
Richard G. Erstad	–		–
Keenan A. Paulson	57,912	(i)	*
Kathleen P. Pepski	3,500	(j)	–
John R. Sevenich	30,175	(k)	*
All directors and officers as a group (14 persons)	390,164	(l)	3.8%

*	Less than one percent.

(a)	Unless otherwise noted, all shares shown are held by shareholders possessing sole voting and investment power with respect to such shares.

(b)

The Trustee of the Hawkins, Inc. Employee Stock Ownership Plan and Trust is Charles Schwab Trust Company. The ESOP allows plan participants to direct voting of shares allocated to their plan accounts and all shares held by the ESOP are allocated to plan participant accounts. Under the applicable trust agreement, the Trustee is to vote shares with respect to which no voting instructions are received from plan participants in proportion to the shares voted by plan participants who do submit voting instructions. As a result, the Trustee may theoretically be deemed to share, at least temporarily, voting power for all shares of the ESOP. The Trustee also has limited dispositive power with respect to all shares of the ESOP, reflecting a requirement that the assets of the ESOP must primarily consist of shares of Hawkins’ stock. The Trustee disclaims beneficial ownership of the shares attributed to it in its capacity as Trustee of the ESOP.

(c)	Based on a Schedule 13G/A filed by Royce & Associates, LLC with the SEC on January 25, 2010. The address for Royce & Associates is 745 Fifth Avenue, New York, NY 10151.

(d)	Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 20, 2010. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(e)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 12, 2010. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(f)

Includes 550 shares that Mr. Faulconbridge holds jointly with his wife as to which he shares voting and investment power and 1,000 shares of restricted stock, which shares vest and the related restrictions expire on August 5, 2010.

(g)

Includes 101,324 shares representing the beneficial interest of Mr. Hawkins as of May 15, 2010 in our ESOP, 12,500 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2011 and 46,552 shares that Mr. Hawkins holds jointly with his wife as to which he shares voting and investment power.

(h)	Includes 1,000 shares of restricted stock, which shares vest and the related restrictions expire on August 5, 2010.

(i)

Includes 54,412 shares representing the beneficial interest of Ms. Paulson as of May 15, 2010 in our ESOP and 3,500 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2011.

(j)	Consists of 3,500 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2011.

(k)

Includes 26,675 shares representing the beneficial interest of Mr. Sevenich as of May 15, 2010 in our ESOP and 3,500 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2011.

(l)	Includes 227,014 shares representing the beneficial interest of the directors and officers as of May 15, 2010 in our ESOP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Executive officers, directors and persons who beneficially own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, and written representations from our executive officers and directors, all Section 16(a) filing requirements applicable to our executive officers and directors have been satisfied, except for one Form 3 for Theresa Moran that has been amended to reflect additional shares held by her on the date of her appointment as an officer. The amended Form 3 did not relate to a transaction in our common stock.

RELATED PARTY TRANSACTIONS

          We employ Michael Clemens and John Clemens, the brothers of Theresa R. Moran, our Vice President—Quality and Support; Patrick Hawkins, the nephew of John R. Hawkins, our Chief Executive Officer and a director of the Company; and Daniel Paulson, the son of Keenan A. Paulson, our Vice President—Water Treatment Group. Including retirement plan contributions and bonuses, each such employee earned in excess of $120,000 in fiscal 2010.

          The Audit Committee Charter provides that the Audit Committee is responsible for approving all related party transactions. The Audit Committee reviews and ratifies all transactions involving our Company and any director, nominee for director, executive officer, other employee or family member thereof on a quarterly basis. It is our intention that these transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

PROPOSAL TWO—APPROVAL OF 2010 OMNIBUS INCENTIVE PLAN

          On June 2, 2010, our Board of Directors authorized the adoption of the Hawkins, Inc. 2010 Omnibus Incentive Plan (the “2010 Plan”), subject to shareholder approval at the Annual Meeting, and now recommends shareholder approval of this proposal. If our shareholders approve the 2010 Plan, it will be effective as of July 28, 2010.

          Our Board of Directors and the Compensation Committee (the “Committee”) believe that an incentive program involving a combination of cash and stock-based compensation is a key element in achieving the Company’s continued financial and operational success. Our compensation programs are designed to motivate Company representatives to work as a team to achieve the corporate goal of maximizing shareholder return.

          The purpose of the 2010 Plan is to promote the interests of the Company and its shareholders by providing key personnel of the Company and its affiliates with incentives, including an opportunity to acquire or increase their proprietary interest in the Company, to put forth maximum effort for the continued success and growth of the Company and its affiliates and thereby reward them for achieving a high level of performance. In addition, the opportunity to receive such incentives and acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability. The 2010 Plan is also intended to provide outside directors with an opportunity to acquire a proprietary interest in the Company, to compensate outside directors for their contribution to the Company and to aid in attracting and retaining outside directors.

Key Components of this Proposal

•

The primary terms of the 2010 Plan relating to stock-based awards are substantially similar to the terms of the 2004 Plan, which was approved by over 86% of the shareholders that voted on that proposal at our 2004 annual meeting of shareholders. The significant differences between the 2010 Plan and the 2004 Plan are described below.

•	In addition to the stock-based awards that are permitted under the 2004 Plan, the 2010 Plan covers certain forms of performance-based cash awards.

•	The 2010 Plan will enable the Company to continue to attract and retain employees who will lead our Company to achieve long-term success and growth in shareholder value.

•	Based upon historical data, stock-based awards under the 2004 Plan are estimated to have a three-year average annual burn rate of approximately 1.18% as of the most recently completed fiscal year.[1]

•

Upon approval of this proposal by our shareholders, the 2010 Plan will govern all future equity awards and certain cash and stock-based awards for the current fiscal year, as discussed under “New Plan Benefits” below.

Key Features of 2010 Omnibus Incentive Plan

Shares:	Hawkins, Inc. common stock, par value $.05 per share.

Eligibility:	Any employee, officer, non-employee director, consultant or advisor of the Company or its affiliates.

Awards:	Stock Options Stock Appreciation Rights Restricted and Unrestricted Stock Performance Units Other Stock-Based Awards Bonus Awards

Term:	The 2010 Plan, if approved, will expire on July 28, 2020.

Number of Shares Authorized:	1,000,000 + any shares available for future grants under the 2004 Plan as of July 28, 2010.

[1]	Calculated as the quotient of the number of shares granted during a year under the current plan divided by the number of weighted average common shares outstanding at the end of the fiscal year.

Summary of 2010 Omnibus Incentive Plan

          The following summary of the proposed terms of the 2010 Plan may not contain all the information that is important to you. The complete text of the proposed 2010 Plan, reflecting the terms proposed in this proposal, is set forth in Appendix A. This summary is qualified by the text of the proposed 2010 Plan in Appendix A, which you are urged to read in its entirety.

          Administration

          The 2010 Plan is administered by the Company’s Compensation Committee. The 2010 Plan calls for members of the Committee to be “non-employee directors” under Rule 16-b3 of the Securities Exchange Act of 1934 and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The Committee has the authority to adopt, revise and waive rules relating to the 2010 Plan and to determine the timing and identity of participants, the amount of any awards and other terms and conditions of awards. Subject to applicable law, the Committee may delegate its responsibilities under the 2010 Plan to members of management of the Company or to others with respect to the selection and grants of awards to employees of the Company who are not officers of the Company.

          Eligibility and Number of Shares

          All employees of the Company and its affiliates and other individuals or entities that are not employees but who provide services to the Company or its affiliates in capacities such as consultants, advisors and directors are eligible to receive awards under the 2010 Plan at the discretion of the Committee. Incentive stock options under the 2010 Plan may be awarded only to employees. There are approximately 270 employees and others who provide services to the Company, any or all of whom may be considered for the grant of awards under the 2010 Plan at the discretion of the Committee.

          If our shareholders approve this proposal, the number of shares available for distribution under the 2010 Plan will be an aggregate amount of shares of the Company’s common stock equal to the sum of (i) 1,000,000 shares, plus (ii) any shares available for future grants under the 2004 Plan as of July 28, 2010, subject to adjustment for future stock splits, stock dividends and similar changes in the capitalization of the Company. In addition, any shares that are both (a) subject to an award granted under the 2004 Plan that is outstanding on July 28, 2010 or subject to an award under the 2010 Plan and (b) not delivered to the award holder due to the expiration, forfeiture, or termination of the award or the settlement of the award in cash or any property other than shares will replenish the pool of available shares under the 2010 Plan. Based on the 89,093 shares that remained available for future grants under the 2004 Plan as of May 31, 2010, approximately 1,089,093 shares will be immediately available for future grants under the 2010 Plan upon shareholder approval. The closing sale price of a share of our common stock on the NASDAQ Global Market on June 1, 2010 was $25.43.

          The 2010 Plan does provide, however, that the following shares subject to awards under the 2004 Plan or the 2010 Plan will not again become available for distribution under the 2010 Plan under the following circumstances: (i) shares which would have been issued upon any exercise of an option but for the fact that the exercise price was paid by a “net exercise,” or by any shares already owned by a participant that are delivered in payment of an option exercise price; (ii) shares withheld by the Company or already owned shares delivered by a participant to satisfy any tax withholding obligation with respect to an award; (iii) shares covered by a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon its exercise; or (iv) shares that are repurchased by the Company using exercise proceeds from an option.

          Shares subject to awards under the 2010 Plan that are issued in substitution for or in connection with the assumption of outstanding equity awards granted by a company acquired by the Company will not reduce the pool of available shares under the 2010 Plan. Similarly, if a company is acquired by, or combines with, the Company and has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of the acquisition or combination, then such shares may be included in the pool of available shares under the 2010 Plan.

          No more than 100,000 shares pursuant to stock options and no more than 100,000 shares pursuant to stock appreciation rights may be granted to any one participant under the 2010 Plan in any calendar year. The corresponding limits in the 2004 Plan were 50,000 shares. The 2010 Plan also provides for limits on the size of individual awards (other than stock options and stock appreciation rights) that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Such awards that are denominated in shares may not exceed 100,000 shares to any one participant in any calendar year and such awards (other than bonus awards) that are denominated in cash may not exceed $3.0 million to any one participant in any calendar year. Such awards that are considered bonus awards under the 2010 Plan may not result in a payout to any participant that exceeds $3.0 million for a twelve-month performance period (or a corresponding multiple of that amount for a performance period of greater or less than twelve months).

          Types of Awards

          Restricted and Unrestricted Stock and Other Stock-Based Awards

          The Committee is authorized to grant, either alone or in conjunction with other awards, stock and stock-based awards. The Committee determines the persons to whom such awards are made, the timing and amount of such awards, and all other terms and conditions. The Company’s common stock granted to participants may be unrestricted or may contain such restrictions, including any combination of provisions requiring forfeiture upon certain events, imposing performance- and service-based vesting conditions and restricting transfer of shares, as the Committee may determine. Unless forfeited, the recipient of restricted common stock ordinarily will have all other rights of a shareholder, including without limitation, voting and dividend rights.

          Unlike the 2004 Plan, the 2010 Plan provides for minimum vesting periods for full value stock awards (equity-based awards other than stock options and stock appreciation rights). Full value stock awards with time-based vesting granted under the 2010 Plan will have a minimum vesting period of three years from the date of grant of the applicable award. Such time-based vesting may be pro rata over the minimum vesting period. Full value stock awards with performance-based vesting under the 2010 Plan will be subject to a minimum performance period of one year. These minimum periods will not apply (i) to awards made in payment of earned performance based awards and other earned cash-based incentive compensation, (ii) to a termination of employment due to death, disability or retirement, (iii) upon a fundamental change, (iv) to replacement awards issued in connection with a transaction involving a corporate merger, consolidation, acquisition, separation, reorganization or liquidation, (v) to an award made to a non-employee director of the Company, or (vi) to awards involving an aggregate number of shares not in excess of 5% of the number of shares available for awards under the 2010 Plan.

          The 2010 Plan provides that, unless the Compensation Committee determines otherwise, any dividends or distributions paid with respect to unvested shares will be subject to the same restrictions on transfer and conditions of forfeiture as the shares to which the dividends or distributions relate. Regular quarterly cash dividends on restricted stock that are subject only to service-based vesting are not subject to this provision.

          Stock Options

          The 2010 Plan permits the grant of both incentive stock options that may qualify for favorable tax treatment under Section 422 of the Internal Revenue Code and non-statutory stock options that do not so qualify. The 2010 Plan provides that an option holder may pay an option exercise price in cash or, if the Committee permits, through a broker-assisted “cashless” exercise process, by delivering to the Company other shares already owned by the holder by authorizing the Company to withhold a portion of the shares otherwise issuable to the option holder (a “net exercise”), or some combination or the foregoing methods. The 2004 Plan did not permit net exercise.

          The 2010 Plan provides that all stock options must be issued with an exercise price of at least 100% of the fair market value of a share of the Company’s stock as of the date the stock option is granted. The 2004 Plan applied this minimum exercise price requirement only to incentive stock options.

          The 2010 Plan eliminates the authority given to the Compensation Committee under the 2004 Plan to permit the issuance of reload options.

          Consistent with the 2004 Plan, the 2010 Plan does not permit the Compensation Committee to reprice any outstanding stock option or stock appreciation right unless such action is approved by our shareholders.

          Stock Appreciation Rights

          The value of a stock appreciation right granted to a participant is determined by the appreciation in the Company’s common stock, subject to any limitations upon the amount or percentage of total appreciation that the Committee may determine at the time the right is granted. The participant receives all or a portion of the amount by which the fair market value of a specified number of shares, as of the date the stock appreciation right is exercised, exceeds a price specified by the Committee at the time the right is granted. The price specified by the Committee must be at least 100% of the fair market value of the specified number of shares of the Company’s common stock to which the right relates determined as of the date the stock appreciation right is granted. Payments with respect to stock appreciation rights may be paid in cash, shares of the Company’s common stock or a combination of cash and shares as determined by the Committee. The provisions in the 2010 Plan relating to stock appreciation rights are substantially unchanged from those in the 2004 Plan.

          Performance Units and Other Stock Based Awards

          An award of performance units under the 2010 Plan entitles a participant to future payments of cash, shares or a combination of cash and shares, as determined by the Committee, based upon the achievement of pre-established performance goals. The Committee may also grant under the 2010 Plan awards pursuant to which shares are or may in the future be acquired, awards denominated in stock units, securities convertible into shares and phantom securities. The Committee is authorized determine the terms and conditions of performance unit and other stock-based awards, consistent with the terms and purposes of the Plan.

          Bonus Awards

          The Compensation Committee may grant cash-based awards to employee participants in such amounts and on such terms as the Committee may designate, including performance goal(s) and payment formulae or ranges. All bonus awards under the 2010 Plan will be earned only upon, and to the extent that, one or more performance goals are satisfied over the course of a performance period. During the applicable performance period, the Committee is authorized to reduce or eliminate (but not to increase) the amount of a bonus award otherwise payable to a participant. Notwithstanding the availability of bonus awards under the 2010 Plan, the Compensation Committee will retain authority to grant cash-based awards outside the 2010 Plan.

          Performance-Based Compensation

          Section 162(m) of the Internal Revenue Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1.0 million. Under current IRS interpretations, a “covered employee” is the chief executive officer of the Company and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated officers employed by the Company at a year-end. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation.

          In order to qualify as “performance-based compensation” for Section 162(m) purposes, awards under the 2010 Plan must satisfy certain requirements, including that the vesting and payment such awards must generally be conditioned upon the satisfaction over a specified performance period of pre-established performance goals set by the Committee. Stock options and stock appreciation rights granted under the 2010 Plan need not be conditioned upon the achievement of performance goals in order to constitute performance-based compensation for Section 162(m) purposes.

          The 2010 Plan specifies that the pre-established performance goals set by the Committee must be based on one or more of the following financial or operational measures selected by the Committee: revenues; gross profit; income from operations; net income; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes, depreciation, amortization and share-based compensation expense; net income per share (basic or diluted); profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on investment and return on revenues or gross profit) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenues or gross profit; cash flow; market share; margins (including, but not limited to, one or more of gross, material, contribution, operating and net earnings margins); stock price; total stockholder return; asset quality; non-performing assets; revenue growth; cash flow per share; operating assets; balance of cash, cash equivalents and marketable securities; improvement in or attainment of expense levels or cost savings; economic value added; improvement in or attainment of working capital levels; employee retention; employee safety; customer satisfaction; and implementation or completion of critical projects.

          Any performance goal utilized may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, subsidiary, business unit or individual performance. The Committee will define in an objective fashion the manner of calculating the performance goals based on the performance criteria it selects to use in any performance period, and will establish such performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Committee may reduce (but not increase) the amount that would otherwise be payable as a result of satisfying the applicable performance goals.

          Approval of the 2010 Plan at the Annual Meeting will be deemed to include, among other things, the performance criteria upon which awards intended to be performance-based compensation under Section 162(m) may be made, and the qualification of options and stock appreciation rights granted under the 2010 Plan as performance-based compensation for purposes of Section 162(m).

          Acceleration of Awards, Lapse of Restrictions, Termination of Employment, Forfeiture

          The Committee may provide for accelerated vesting and exercisability of awards under the 2010 Plan and for the modification of performance periods applicable to such awards, and may adjust targets and payments applicable to performance-based awards, in the event of certain fundamental changes affecting the Company, the death of the participant or such other events as the Committee may determine.

          In the event of the death or disability of a participant, options and stock appreciation rights that were not previously exercisable will become immediately exercisable in full if the participant was continuously employed by the Company and its affiliates between the date the options or stock appreciation rights were granted and the date of such disability, or, in the event of death, a date not more than three months prior to such death. If a participant’s employment or other relationship with the Company, including service as a director, terminates for any reason other than death or disability or “cause” as described below, then any option or stock appreciation right that has not expired remains exercisable for three months after termination of the participant’s employment or other relationship with the Company, but, unless otherwise provided in the agreement, only to the extent such option or stock appreciation right was exercisable prior to termination of such participant’s employment or other relationship with the Company. No award may be exercised after its term has expired.

          Unless otherwise provided in an agreement, if a participant’s employment or other relationship with the Company and its affiliates terminates due to death or disability, the participant shall be entitled to receive (i) accelerate vesting of a number of shares of restricted stock under outstanding awards that has been prorated for the portion of the term of the award during which the participant was employed by the Company or its affiliates, and (ii) a payment with respect to performance units at the end of the performance period based upon the extent to which the performance targets were satisfied at the end of such period and prorated for the portion of the performance period during which the participant was employed by the Company or its affiliates.

          Unless as otherwise provided in an agreement, no bonus award will be paid to a participant whose employment with the Company and its affiliates terminates before the end of the applicable performance period. The Compensation Committee, in its discretion, pay a participant (or his or her beneficiaries) a pro rata portion of the bonus award payment that the participant would have received but for the termination of the participant’s employment.

          Consistent with the forms of Non-Statutory Stock Option Agreement and Performance-Based Restricted Stock Unit Award Notice previously adopted by our Board of Directors under the 2004 Plan, the 2010 Plan incorporates a definition of “cause” in relation to termination of employment. Under the 2010 Plan, if a participant’s employment or other relationship with the Company terminates for “cause,” all unexercised stock options and stock appreciation rights and all unvested portions of any other outstanding awards are immediately forfeited without consideration.

          The Committee may condition a grant upon the participant’s agreement that in the event of certain occurrences, which may include a participant’s competition with, unauthorized disclosure of confidential information of, or violation of the applicable business ethics policy or business policy of the Company or any of its affiliates, the awards paid to the participant within six months prior to the termination of employment of the participant (or their economic value) may be subject to forfeiture at the Committee’s option.

          Fundamental Change

          The 2010 Plan addresses the treatment of outstanding awards in the event of various transformative events, each of which is considered a fundamental change. The 2004 Plan authorizes, but does not obligate, the Compensation Committee to take certain protective measures for options and stock appreciation rights in the event of a proposed fundamental change, which is defined as a dissolution or liquidation of the Company, a sale of substantially all of its assets, a merger or consolidation involving the Company, or a statutory share exchange involving Company stock.

          In the 2010 Plan, “fundamental change” generally includes any one of the following, unless otherwise provided in an award agreement:

•	the consummation of a corporate transaction, subject to certain exceptions;

•	any person or group becomes the beneficial owner of more than 50% of the combined voting power of the Company, subject to certain exceptions; or

•	continuing directors cease to constitute a majority of the members of our Board of Directors.

For purposes of the 2010 Plan, “corporate transaction” means any dissolution or liquidation of the Company, sale of substantially all of its assets, merger or consolidation involving the Company, or statutory share exchange involving Company stock. Similarly, “continuing director” means an individual who is, as of the effective date of the corporate transaction, a director of the Company, or who becomes a director after the effective date and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then continuing directors, but excluding anyone whose initial assumption of office occurs as a result of an actual or threatened election contest solicitation of proxies or consents by a person other than our Board of Directors.

          Upon the occurrence of a fundamental change that is a corporate transaction, the surviving entity may continue, assume or replace outstanding awards under the 2010 Plan. To the extent that outstanding awards are not continued, assumed or replaced, the Compensation Committee may provide that either (i) some or all outstanding stock options and stock appreciation rights will become fully exercisable for a period before the fundamental change and some or all full value awards will fully vest immediate prior to the fundamental change or (ii) some or all outstanding awards under the plan must be surrendered for payment. If awards are continued, assumed or replaced, the Committee is authorized to provide additional rights to award holders upon termination of employment during a period time after the occurrence of the fundamental change.

          In connection with a fundamental change that does not involve a corporate transaction, the Committee may provide for one or more of the following: (i) that any award shall become vested and exercisable, in whole or in part, upon the occurrence of the fundamental change or upon the involuntary termination of the participant without cause within a specified period of time, (ii) that any stock option or stock appreciation right shall remain exercisable during all or some specified portion of its remaining term, or (iii) that awards must be surrendered in exchange for payments. Regardless of whether a fundamental change involves a corporate transaction, the 2010 Plan does not require the Compensation Committee to treat all awards similarly.

          Adjustments, Modifications, Cancellations.

          The 2010 Plan provides the Compensation Committee with the authority to provide for the modification of a performance period or an adjustment or waiver of the achievement of performance goals upon the occurrence of certain events, which may include a fundamental change, a recapitalization, a change in the accounting practices of the Company, or the participant’s death or disability.

U.S. Federal Income Tax Considerations

          The following is a summary of the principal U.S. federal income tax consequences generally applicable to awards under the 2010 Plan.

          Restricted and Unrestricted Stock

          Unless the participant files an election to be taxed under Section 83(b) of the Code, (a) the participant will not realize income upon the grant of restricted stock, (b) the participant will realize ordinary income and the Company will be entitled to a corresponding deduction when the restrictions have been removed or expire and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the participant and the Company will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

          With respect to awards of unrestricted stock, (a) the participant will realize ordinary income and the Company will be entitled to a corresponding deduction upon the grant of the unrestricted stock and (b) the amount of such ordinary income and deduction will be the fair market value of such unrestricted stock on the date of grant.

          When the participant disposes of restricted or unrestricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss.

          Incentive Stock Options

          A participant will not realize any taxable income, and the Company will not be entitled to any related deduction, when any incentive stock option is granted under the 2010 Plan. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option and the Company will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss a recipient realizes will be a capital gain or loss. The Company will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding periods.

          Except in the event of death, if shares acquired upon the exercise of an incentive stock option are disposed of before the expiration of the statutory holding periods (a “disqualifying disposition”), the participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. The Company will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income.

          Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If the participant pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the participant will be treated as having made a disqualifying disposition of such shares and the tax consequences of such disqualifying disposition will be as described above.

          The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes an incentive stock option will be treated as if it were a non-statutory stock option, the tax consequences of which are discussed below.

          Non-Statutory Stock Options

          A participant will not realize any taxable income, and the Company will not be entitled to any related deduction, when any non-statutory stock option is granted under the 2010 Plan. When a participant exercises a non-statutory stock option, the participant will realize compensation taxable as ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss the participant realizes will be a capital gain or loss.

          Stock Appreciation Rights and Performance-Based Compensation

          Generally (i) the participant will not realize income upon the grant of a stock appreciation right or performance unit award, (ii) the participant will realize compensation taxable as ordinary income, and the Company will be entitled to a corresponding deduction, when cash, shares of Common Stock or a combination of cash and shares are delivered to the participant upon exercise of a stock appreciation right or in payment of the performance unit award and (iii) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date they are received. The Federal income tax consequences of a disposition of unrestricted shares received by the participant upon exercise of a stock appreciation right or in payment of a performance unit award are the same as described above with respect to a disposition of unrestricted shares.

          Limitations on Deferred Compensation

          The foregoing discussion of tax consequences of awards under the 2010 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Internal Revenue Code, or has been structured to comply with its requirements. If an award under the 2010 Plan is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax, and would be required to pay interest on the tax that would have been paid but for the deferral. The Committee intends to administer the 2010 Plan in a manner intended to comply with Section 409A. The 2010 Plan and any agreement thereunder may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Compensation Committee or our Board of Directors in order to maintain such exemption from or compliance with Section 409A

          Potential Limitation on Company Deductions

          Section 162(m) of the Internal Revenue Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1.0 million, unless, among other exceptions, the compensation qualifies as “performance-based compensation.” The 2010 Plan is designed to be able to meet the requirements of Section 162(m), but awards other than stock options and stock appreciation rights granted under the 2010 Plan will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m), including that the maximum amount of compensation a covered employee may receive is based on the satisfaction of pre-established performance goals.

          Withholding

          The 2010 Plan permits the Company to withhold from cash awards, and to require a participant receiving Common Stock under the 2010 Plan to pay the Company in cash, an amount sufficient to cover any required withholding taxes. In lieu of cash, the Compensation Committee may permit a participant to cover withholding obligations through a reduction in the number of shares delivered to such participant or a surrender to the Company of shares then owned by the participant.

          New Plan Benefits

          The Compensation Committee approved awards of performance-based restricted stock units for executive officers on June 2, 2010 and those awards are contingent upon shareholder approval of the 2010 Plan. Performance-based restricted stock units will be settled in shares of restricted stock if, and to the extent that, the applicable performance goals are satisfied during a performance period that corresponds to fiscal 2011. The actual number of restricted shares to be issued to each recipient will be determined after our final financial information becomes available for fiscal 2011, and the restricted shares will vest 100% two years after the last day of fiscal 2011. The other terms of the performance-based restricted stock unit awards are consistent with the terms of similar awards made in fiscal 2009 and 2010.

          On June 2, 2010, the Compensation Committee also approved annual cash incentive payment opportunities for executive officers for fiscal 2011, all of which are contingent upon shareholder approval of the 2010 Plan. The Committee intends for the cash incentive payment opportunities to be “bonus awards” under the 2010 Plan and, correspondingly, qualified as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The annual cash incentive payment opportunities are based on corporate performance (as measured by income before taxes as compared to a targeted level of income before taxes for fiscal 2011) and, for executives in charge of business units, business unit performance (as measured by business unit profitability as compared to a targeted level of business unit profitability for fiscal 2011). The target annual cash incentive payment opportunities for executive officers are based on a percentage of base salary.

          The following table summarizes the awards that were granted by our Compensation Committee and are conditioned upon shareholder approval of the 2010 Plan. Because future awards under the 2010 Plan will be granted at the discretion of the Compensation Committee, the amount of such future awards cannot be determined at this time.

Award Recipient(s)	Bonus Award Dollar Value ($)(i)	Performance-Based Restricted Stock Unit Award(s) (Shares)(ii)
John R. Hawkins Chief Executive Officer	204,000	14,820

Kathleen P. Pepski Vice President, Chief Financial Officer and Treasurer	76,800	5,579

Richard G. Erstad Vice President, General Counsel and Secretary	54,000	5,231

Keenan A. Paulson Vice President – Water Treatment Group	75,200	5,463

John R. Sevenich Vice President – Industrial Group	73,600	4,928

Executive officers as a group (8 individuals)	683,290	51,370

(i)

Represents potential payments assuming actual performance equals target performance for fiscal 2011. Depending on actual performance, payments could range from zero to 200% of the dollar amounts shown. See “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis above for historical corporate performance and business unit performance and targets.

(ii)

Represents represent potential awards of shares of restricted stock under performance-based restricted stock unit awards assuming actual performance equals target performance for fiscal 2011. Payments are based on specified target levels of income before taxes. Depending on actual performance awards could range from zero to 150% of share amounts shown. See “Equity Awards” in the Compensation Discussion and Analysis for the performance targets applicable to the performance-based restricted stock units granted in previous fiscal years. Additional terms of the performance-based restricted stock units are described in Note (a) to the Outstanding Equity Awards table above.

          If our shareholders do not approve this proposal, the Compensation Committee intends (i) to grant performance-based restricted stock units under the 2004 Plan to the extent shares are available and (ii) to revisit the annual cash incentive structure for our named executive officers for fiscal 2011, as appropriate. The Compensation Committee anticipates that any annual cash incentive program resulting from such a reevaluation would be reasonably consistent with the programs implemented in fiscal 2009 and 2010.

          No awards granted by our Compensation Committee to our current directors who are not executive officers are conditioned upon shareholder approval of the 2010 Plan. If the 2010 Plan had been in effect during the last completed fiscal year, our non-employee directors would have received grants of restricted stock in the amounts and under the terms and conditions such awards were actually granted under the 2004 Plan for the same period. See “Director Compensation for Fiscal 2010” above.

Amendment

          Our Board of Directors will be authorized to terminate, suspend or modify the 2010 Plan and the Compensation Committee will be authorized to alter or amend any or all agreements under the 2010 Plan to the extent permitted by law. No termination, suspension or modification of the 2010 Plan will materially and adversely affect any right of any participant under an outstanding award without the consent of the participant. The Compensation Committee may not reprice an outstanding option or stock appreciation right unless such action is approved by our shareholders. Adjustments for changes in capitalization will be presumed not to materially and adversely affect any rights of any participant or to constitute a repricing.

Effective Date and Duration

          If our shareholders approve this proposal at the Annual Meeting, the 2010 Plan will become effective as of July 28, 2010. The 2010 Plan, if approved, will expire ten years after shareholder approval of this proposal on July 28, 2020.

Voting Requirements, Recommendation

          The affirmative vote of the holders of a majority of the outstanding shares of our common stock of the entitled to vote on this item and present in person or by proxy at the Annual Meeting is required for approval of this proposal, including the 2010 Plan and shares authorized for issuance under the 2010 Plan. Proxies solicited by our Board of Directors will be voted for approval of this proposal, unless otherwise specified.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL TWO

PROPOSAL THREE—APPROVAL OF AMENDED AND RESTATED ARTICLES OF
INCORPORATION

          Our Board of Directors, as a part of its continuing review of corporate governance practices, and after careful consideration, has unanimously adopted and now recommends shareholder approval of this proposal to amend and restate our articles of incorporation. None of the proposed amendments would change our authorized capital stock, indemnification of officers and directors or limitation-of-liability provisions, and we believe that none of the amendments would adversely affect the rights of our shareholders.

          The following summary of the proposed amendments may not contain all the information that is important to you. The complete text of the proposed amended and restated articles of incorporation, reflecting the amendments proposed in this proposal, is set forth in Appendix B. This summary is qualified by the text of the proposed amended and restated articles in Appendix B, which you are urged to read in its entirety.

          Articles II, III and IV of our current articles of incorporation set forth the duration, purpose and powers of our company. The substance of these articles is presumed by the Minnesota Business Corporation Act (MBCA), which governs the company. Approval of this proposal would eliminate Articles II, III and IV from our articles of incorporation in favor of the default provisions of the MBCA, which provide for perpetual existence, a general business purpose and broad corporate powers.

          Article VIII, Section 1, of our current articles of incorporation states that, until otherwise fixed by the By-laws, our Board of Directors consists of three members. Article II, Section 1, of our By-laws does not fix the number of directors but states that our Board of Directors must consist of not less than three nor more than eleven directors. Approval of this proposal would grant express authority for our Board of Directors to fix the number of directors in accordance with a range set forth in the By-laws, as reflected in Article V, Section 1, of the proposed amended and restated articles of incorporation. This express authority would harmonize the relationship between our articles of incorporation and our By-laws and would allow our Board of Directors to determine its size as may be necessary to accommodate vacancies and opportunities for expansion.

          Under the default provisions of the MBCA, our Board of Directors is authorized to take action without a meeting only by a writing signed by all directors. Approval of this proposal would grant our Board of Directors authority to take action, other than an action that requires approval by our shareholders under the MBCA, by a writing signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the action at a meeting of the Board of Directors at which all directors were present, as reflected in Article V, Section 7, of the proposed amended and restated articles of incorporation.

          Articles IX and XI of our current articles of incorporation set forth the names and addresses of our directors as of the previous amendment and the effect of the previous amendment, respectively. Because this historical information is no longer relevant, approval of this proposal would omit the information previously set forth in Articles IX and XI from our articles of incorporation.

Voting Requirements, Recommendation

          The affirmative vote of the holders of a majority of the outstanding shares of our common stock of the entitled to vote on this item and present in person or by proxy at the Annual Meeting is required for approval of this proposal. Proxies solicited by our Board of Directors will be voted for approval of this proposal, unless otherwise specified.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL THREE

OTHER MATTERS

          Our management does not know of any other business that will be presented for consideration at the Annual Meeting. If, however, any other business does properly come before the Annual Meeting, proxies will be voted in accordance with the judgment of the person or persons acting under them as to what is in the best interests of our Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          KPMG LLP, an independent registered public accounting firm, was retained by the Audit Committee in June 2009 auditor for fiscal 2010 and has been retained by the Audit Committee as our auditor for fiscal 2011.

          Representatives of KPMG LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.

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PROPOSALS BY SHAREHOLDERS

          In order for a shareholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting of shareholders, the written proposal must be received by us at our principal executive office no later than March __, 2011. Any such proposals also must comply with all applicable requirements of Minnesota law and the rules and regulations of the SEC regarding shareholder proposals. In order for any other shareholder proposal to be properly brought before next year’s annual meeting of shareholders, we must receive a written notice at our principal executive office no later than, April 29, 2011, in conformance with our By-Laws. The persons named as proxies by us for that meeting will have discretionary authority to vote on any shareholder proposal for which such notice is not properly received by us and as otherwise permitted pursuant to the SEC’s rules and regulations regarding the voting of proxies. Any director nominations made by shareholders also must comply with the relevant provisions set forth in Article II of our By-laws, as described under the Nominating Process section above. A copy of our By-laws has been filed with the SEC and is available on the SEC’s website (www.sec.gov) or may be obtained by sending a written request to our Secretary at our executive offices.

FORM 10-K

          Our Annual Report on Form 10-K for fiscal 2010, including financial statements, is being mailed with this Proxy Statement. Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2010 may do so without charge by writing to: Hawkins, Inc., 3100 East Hennepin Avenue, Minneapolis, Minnesota 55413, Attention: Secretary. Our Annual Report on Form 10-K, as well as other Company reports, are also available on the SEC’s website (www.sec.gov).

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APPENDIX A

HAWKINS, INC.
2010 OMNIBUS INCENTIVE PLAN

          1.     Purpose. The purpose of the Hawkins, Inc. 2010 Omnibus Incentive Plan (the “Plan”) is to promote the interests of the Company and its shareholders by providing key personnel of the Company and its Affiliates with incentives, including an opportunity to acquire or increase their proprietary interest in the Company, to put forth maximum effort for the continued success and growth of the Company and its Affiliates and thereby reward them for achieving a high level of performance. In addition, the opportunity to receive such incentives and acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability. The Plan is also intended to provide Outside Directors with an opportunity to acquire a proprietary interest in the Company, to compensate Outside Directors for their contribution to the Company and to aid in attracting and retaining Outside Directors.

2. Definitions.

2.1 The capitalized terms used elsewhere in the Plan have the meanings set forth below.

          (a)     “Affiliate” means any corporation that is a “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and (f), or any successor provisions.

          (b)     “Agreement” means a written contract (i) consistent with the terms of the Plan entered into between the Company or an Affiliate and a Participant and (ii) containing the terms and conditions of an Award in such form and not inconsistent with the Plan as the Committee shall approve from time to time, together with all amendments thereto, which amendments may be unilaterally made by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially adverse to the Participant and not required as a matter of law.

(c) “Award” or “Awards” means a grant made under the Plan in the form of Restricted Stock, Options, Stock Appreciation Rights, Performance Units, Stock or any other stock-based award.

(d) “Board” means the Board of Directors of the Company.

(e) “Bonus Award” means an award granted pursuant to Section 12.

          (f)     “Cause” means what the term is expressly defined to mean in a then-effective employment agreement between the Participant and the Company, or in the absence of any such then-effective agreement or definition, it means:

(i) the Participant’s commission of any act constituting a felony, or the Participant’s conviction or guilty or no contest plea to any criminal misdemeanor or more serious act;

          (ii)     gross misconduct or any act of fraud, disloyalty or dishonesty by the Participant related to or connected with the Participant’s employment by the Company or any of its Subsidiaries or otherwise likely to cause material harm to the Company or its reputation;

(iii) a material violation by the Participant of the Company’s policies or codes of conduct; and

(iv) the willful or material breach by the Participant of any agreement between the Participant and the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute.

          (h)     “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3.1 of the Plan and constituted so as to permit grants thereby to comply with Exchange Act Rule 16b-3 and Code Section 162(m).

(i) “Company” means Hawkins, Inc., a Minnesota corporation, or any successor to all or substantially all of its businesses by merger, consolidation, purchase of assets or otherwise.

          (j)     “Continuing Director” means an individual (A) who is, as of the Effective Date, a director of the Company, or (B) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

          (k)     “Corporate Transaction” means a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or a statutory share exchange involving capital stock of the Company.

(l) “Effective Date” means the date specified in Section 13.1 of the Plan.

(m) “Employee” means an employee (including an officer or director who is also an employee) of the Company or an Affiliate.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time or any successor statute.

          (o)     “Exchange Act Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as now in force and in effect from time to time or any successor regulation.

(p) “Fair Market Value” means the fair market value of a Share determined as follows, subject to adjustment as provided in Section 17 of the Plan:

          (i)     If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

          (ii)     If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(q) “Full Value Award” means an Award other than an Option, Stock Appreciation Right or Bonus Award.

(r) “Fundamental Change” means, unless otherwise provided in an Agreement, one of the following:

          (i)     the consummation of a Corporate Transaction unless, immediately following such Corporate Transaction, all or substantially all of the persons who were the beneficial owners of Company voting securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities (or

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comparable equity interests) of the surviving or acquiring entity (or its parent) resulting from such Corporate Transaction in substantially the same proportions as their ownership of Company voting securities immediately prior to such Corporate Transaction; or

          (ii)     any person or group, other than (i) one or more Subsidiaries, or (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, becomes the beneficial owner of equity securities of the Company representing more than 50% of the combined voting power of the then outstanding Voting Securities, except that (A) any acquisition of Company equity securities directly from the Company for the purpose of providing financing to the Company, any formation of a group consisting solely of beneficial owners of the Company’s Voting Securities as of the Effective Date, or any repurchase or other acquisition by the Company of its equity securities that causes any person to become the beneficial owner of more than 50% of the combined voting power of the Voting Securities, will not be considered a Fundamental Change unless and until, in either case, such person acquires beneficial ownership of additional Voting Securities after the Person initially became the beneficial owner of more than 50% of the combined voting power of the Voting Securities by one of the means described in this clause (A); and (B) a Fundamental Change will occur if a person or group becomes the beneficial owner of more than 50% of the Voting Securities as the result of a Corporate Transaction only if the Corporate Transaction is itself a Fundamental Change pursuant to subsection 2.1(r)(i); or

(iii) individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

          Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Fundamental Change, then no Fundamental Change shall be deemed to have occurred upon an event described in this Section 2.1(r) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(s) “Incentive Stock Option” means any Option designated as such and granted in accordance with the requirements of Code Section 422 or any successor provision.

(t) “Insider” as of a particular date means any person who, as of that date, is an officer of the Company as defined under Exchange Act Rule 16a-1(f) or its successor provision.

          (u)     “Non-Employee Director” means a member of the Board who is considered (i) a non-employee director within the meaning of Exchange Act Rule 16b-3(b)(3) or its successor provision, (ii) an independent director within the meaning of the applicable rules of principal securities market on which the Shares are readily tradable and (iii) an outside director for purposes of Code Section 162(m).

(v) “Non-Statutory Stock Option” means an Option other than an Incentive Stock Option.

(w) “Option” means a right to purchase Stock, including both Non-Statutory Stock Options and Incentive Stock Options.

(x) “Outside Director” means a director who is not an Employee.

(y) “Participant” means a person or entity to whom an Award is or has been made in accordance with the Plan.

          (z)     “Performance-Based Compensation” means an Award or Bonus Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Code Section 162(m)(3)) and that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

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          (aa)     “Performance Period” means the period of time as specified in an Agreement over which a Performance Unit Award or other Award or Bonus Award whose vesting or payment is subject to the satisfaction of a performance condition is to be earned.

          (bb)     “Performance Targets” means the performance measures that are used by the Committee in granting Awards or Bonus Awards whose vesting or payment is contingent upon achievement of one or more performance goals based on such performance measures over a specified Performance Period. For any Award or Bonus Award intended to constitute Performance-Based Compensation, Performance Targets means one or more of the following financial or operational measures established by the Committee: revenues; gross profit; income from operations; net income; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes, depreciation, amortization and share-based compensation expense; net income per share (basic or diluted); profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on investment and return on revenues or gross profit) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenues or gross profit; cash flow; market share; margins (including, but not limited to, one or more of gross, material, contribution, operating and net earnings margins); stock price; total stockholder return; asset quality; non-performing assets; revenue growth; cash flow per share; operating assets; balance of cash, cash equivalents and marketable securities; improvement in or attainment of expense levels or cost savings; economic value added; improvement in or attainment of working capital levels; employee retention; employee safety; customer satisfaction; and implementation or completion of critical projects. Any performance goal utilized may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, group, unit, division, Affiliate or individual performance.

(cc) “Performance Units” means an Award made pursuant to Section 11 of the Plan.

(dd) “Plan” means this Hawkins, Inc. 2010 Omnibus Incentive Plan, as may be amended and in effect from time to time.

(ee) “Prior Plan” means the Hawkins, Inc. 2004 Omnibus Stock Plan.

(ff) “Restricted Stock” means Stock granted under Section 7 of the Plan so long as such Stock remains subject to one or more restrictions.

          (gg)     “Section 16” or “Section 16(b)” means Section 16 or Section 16(b), respectively, of the Exchange Act or any successor statute and the rules and regulations promulgated thereunder as in effect and as amended from time to time.

(hh) “Share” means a share of Stock.

(ii) “Stock” means the common stock, par value $.05 per share, of the Company.

(jj) “Stock Appreciation Right” means a right, the value of which is determined in relation to the appreciation in value of Shares, pursuant to an Award granted under Section 10 of the Plan.

(kk) “Subsidiary” means a “subsidiary corporation,” as that term is defined in Code Section 424(f) or any successor provision.

          (ll)     “Successor” with respect to a Participant means the legal representative of an incompetent Participant, and if the Participant is deceased, the estate of the Participant or the person or persons who may, by bequest or inheritance, or pursuant to the terms of an Award, acquire the right to exercise an Option or Stock Appreciation Right or to receive cash and/or Shares issuable in satisfaction of an Award in the event of the Participant’s death.

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          (mm)     “Term” means, with respect to any Award, the period beginning on the date of the Award and continuing through the period during which an Option or Stock Appreciation Right may be exercised or the period during which the restrictions or terms and conditions placed on Restricted Stock or any other Award are in effect.

          (nn)     “Transferee” means any member of the Participant’s immediate family (i.e., his or her children, step-children, grandchildren and spouse) or one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners.

(oo) “Voting Securities” means, with respect to any company, the company’s outstanding securities entitled to vote generally in the election of directors.

                   2.2     Gender and Number. Except when otherwise indicated by the context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

3. Administration and Indemnification.

3.1 Administration.

          (a)     The Committee shall administer the Plan. The Committee shall have exclusive power to (i) make Awards and Bonus Awards, (ii) determine when and to whom Awards and Bonus Awards will be granted, the form of each Award, the amount of each Award and Bonus Award, and any other terms or conditions of each Award or Bonus Award consistent with the Plan, and (iii) determine whether, to what extent and under what circumstances, Awards may be settled, paid or exercised in cash, Shares or other Awards, or other property or canceled, forfeited or suspended. Each Award shall be subject to an Agreement authorized by the Committee. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and acts of a majority of the members present at any meeting at which a quorum is present or the acts unanimously approved in writing by all members of the Committee shall be the acts of the Committee. Notwithstanding the foregoing, (A) the Board shall have the sole and exclusive power to administer the Plan with respect to Awards granted to Outside Directors, and (B) the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan except to the extent that the grant or exercise of such authority would cause any Award, Bonus Award or transaction to fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action will control.

          (b)     Solely for purposes of determining and administering Awards and Bonus Awards to Participants who are not Insiders, the Committee may delegate all or any portion of its authority under the Plan to one or more persons who are not Non-Employee Directors to the extent permitted by applicable law.

          (c)     To the extent within its discretion and subject to Sections 16 and 17 of the Plan, the Committee may amend the terms and conditions of any outstanding Award or Bonus Award. Notwithstanding the foregoing, except for adjustments pursuant to Section 17 of the Plan, the Committee shall not reprice any Options or Stock Appreciation Rights unless such action is approved by the Company’s shareholders. For purposes of the Plan, the term “reprice” shall mean the reduction, directly or indirectly, in the per-share exercise price of an Option or Stock Appreciation Right issued under the Plan by amendment, cancellation, exchange, repurchase or substitution.

          (d)     The Plan and all Awards granted pursuant to it shall be administered by the Committee to permit the Plan and Awards to comply with Exchange Act Rule 16b-3, except in such instances as the Committee, in its discretion, may so provide. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 3.1(d), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void

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as applicable to Insiders to the extent permitted by law and in the manner deemed advisable by the Committee.

          (e)     The Committee’s interpretation of the Plan and of any Award, Bonus Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein. Consistent with its terms, the Committee shall have the power to establish, amend or waive regulations to administer the Plan. In carrying out any of its responsibilities, the Committee shall have discretionary authority to construe the terms of the Plan and any Award, Bonus Award or Agreement made under the Plan.

          3.2     Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified and held harmless by the Company, to the extent permitted by law, against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act, made in good faith, under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at the Company’s expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

4. Shares Available Under the Plan.

          (a)     Subject to Section 4(b) and to adjustment as provided in Section 17, the number of Shares available for distribution under all Awards under the Plan shall not exceed 1,000,000, plus any Shares remaining available for future grants under the Prior Plan on the Effective Date. All such Shares may be the subject of Incentive Stock Option Awards.

          (b)     Any Shares subject to an Award under the Plan, or to an award granted under the Prior Plan that is outstanding on the Effective Date (a “Prior Plan Award”), that lapses, expires, is forfeited (including issued Shares forfeited under a Restricted Stock Award) or for any reason is terminated unexercised or unvested or is settled or paid in cash or any form or property other than Shares shall, to the extent of such lapse, expiration, forfeiture or settlement other than in Shares, automatically again become available for issuance under the Plan and correspondingly increase the total number of Shares available for issuance under Section 4(a). Notwithstanding anything to the contrary in this Section 4(b), the following Shares will not again become available for issuance under the Plan: (i) any Shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a “net exercise” as provided in Section 9.1(b) of the Plan or a comparable provision of the Prior Plan, or any Shares already owned by a Participant that are delivered (either actually or by attestation) in payment of an Option exercise price as provided in Section 9.1(b)of the Plan or a comparable provision of the Prior Plan; (ii) any Shares withheld by the Company or already owned Shares delivered (either actually or by attestation) by a Participant to satisfy any tax withholding obligation with respect to an Award or a Prior Plan Award; (iii) Shares covered by a stock appreciation right issued under the Plan or the Prior Plan that are not issued in connection with the stock settlement of the stock appreciation right upon its exercise; or (iv) Shares that are repurchased by the Company using exercise proceeds from an Option granted under the Plan or the Prior Plan.

(c) For the purposes of computing the total number of Shares granted under the Plan, the following rules shall apply to Awards payable in Shares where appropriate:

(i) each Option shall be deemed to be the equivalent of the maximum number of Shares that may be issued upon exercise of the particular Option;

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(ii) an Award (other than an Option) payable in some other security shall be deemed to be equal to the number of Shares to which it relates;

          (iii)    where the number of Shares available under the Award is variable on the date it is granted, the number of Shares shall be deemed to be the maximum number of Shares that could be received under that particular Award until the Award is actually settled and the number of Shares is determined;

          (iv)     where two or more types of Awards (all of which are payable in Shares) are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, each such joint Award shall be deemed to be the equivalent of the maximum number of Shares available under the largest single Award; and

(v) Awards granted pursuant to Section 20, whether or not payable in Shares or any other security, shall not be counted.

Additional rules for determining the number of Shares granted under the Plan may be made by the Committee as it deems necessary or desirable.

(d) No fractional Shares may be issued under the Plan; however, cash shall be paid in lieu of any fractional Share in settlement of an Award.

          (e)     The maximum number of Shares that may be awarded to a Participant in any calendar year in the form of Options is 100,000 and the maximum number of Shares that may be awarded to a Participant in any calendar year in the form of Stock Appreciation Rights is 100,000.

          (f)     If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Outside Directors prior to such acquisition or combination.

       5.   Eligibility. Participation in the Plan shall be limited to Employees and to individuals or entities who are not Employees but who provide services to the Company or an Affiliate, including services provided in the capacity of a consultant, advisor or director. The granting of Awards and Bonus Awards is solely at the discretion of the Committee, except that Incentive Stock Options and Bonus Awards may only be granted to Employees. References herein to “employed,” “employment” or similar terms (except “Employee”) shall include the providing of services in any capacity or as a director. Neither the transfer of employment of a Participant between any of the Company or its Affiliates, nor a leave of absence granted to such Participant and approved by the Committee, shall be deemed a termination of employment for purposes of the Plan.

6. General Terms of Awards.

         6.1          Amount of Award. Each Agreement shall set forth the number of Shares of Restricted Stock, Stock or Performance Units subject to the Agreement, or the number of Shares to which the Option subject to the Agreement applies or with respect to which payment upon the exercise of the Stock Appreciation Right subject to the Agreement is to be determined, as the case may be, together with such other terms and conditions applicable to the Award as determined by the Committee acting in its sole discretion.

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          6.2     Term. Each Agreement, other than those relating solely to Awards of Shares without restrictions, shall set forth the Term of the Option, Stock Appreciation Right, Restricted Stock or other Award and the Performance Period applicable to the Award, as the case may be. Acceleration of the expiration of the applicable Term is permitted, upon such terms and conditions as shall be set forth in the Agreement, which may, but need not, include, without limitation, acceleration in the event of the Participant’s death or retirement. Acceleration of the Performance Period of the Performance Units will be subject to Section 11 of the Plan.

          6.3     Transferability. Except as provided in this Section, during the lifetime of a Participant to whom an Award is granted, only that Participant (or that Participant’s legal representative) may exercise an Option or Stock Appreciation Right, or receive payment with respect to Performance Units or any other Award. No Award of Restricted Stock (before the expiration of the restrictions), Options, Stock Appreciation Rights, Performance Units or other Award (excluding Stock without restrictions) may be sold, assigned, transferred, exchanged or otherwise encumbered other than to a Successor in the event of a Participant’s death; any attempted transfer in violation of this Section 6.3 shall be of no effect. Notwithstanding the immediately preceding sentence, the Committee, in an Agreement or otherwise at its discretion, may provide that the Award (other than Incentive Stock Options) may be transferable to a Transferee (i) if the Participant does not receive any consideration for the transfer or (ii) pursuant to a qualified domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Any Award held by a Transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof to the Transferee. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death, disability or termination of employment of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any Transferee.

          6.4     Termination of Employment. Except as otherwise determined by the Committee or provided by the Committee in an Agreement, in case of a Participant’s termination of employment, the following provisions shall apply:

(a) Options and Stock Appreciation Rights.

          (i)     If a Participant’s employment or other relationship with the Company and its Affiliates terminates because of the Participant’s death, then any Option or Stock Appreciation Right that has not expired or been terminated shall become exercisable in full if the Participant’s employment or other relationship with the Company and its Affiliates has been continuous between the date the Option or Stock Appreciation Right was granted and a date not more than three months prior to such death, and may be exercised by the Participant’s Successor at any time, or from time to time, within one year after the date of the Participant’s death.

          (ii)     If a Participant’s employment or other relationship with the Company and its Affiliates terminates because the Participant is disabled (within the meaning of Section 22(e)(3) of the Code), then any Option or Stock Appreciation Right that has not expired or been terminated shall become exercisable in full if the Participant’s employment or other relationship with the Company and its Affiliates has been continuous between the date the Option or Stock Appreciation Right was granted and the date of such disability, and the Participant or the Participant’s Successor may exercise such Option or Stock Appreciation Right at any time, or from time to time, within one year after the date of the Participant’s disability.

          (iii)     If a Participant’s employment or other relationship with the Company and its Affiliates terminates for Cause, all unexercised Options and Stock Appreciation Rights and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

          (iv)     If a Participant’s employment or other relationship with the Company and its Affiliates terminates for any reason other than death, disability or Cause, then any Option or Stock Appreciation Right that has not expired or been terminated shall remain exercisable for three months after

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termination of the Participant’s employment or other relationship with the Company and its Affiliates, whichever occurs later, but, unless otherwise provided in the Agreement, only to the extent that such Option or Stock Appreciation Right was exercisable immediately prior to such Participant’s termination of employment or other relationship with the Company and its Affiliates.

          (v)     Notwithstanding Sections 6.4(a)(i), (ii) and (iv) of the Plan, in no event shall an Option or a Stock Appreciation Right be exercisable after the expiration of the Term of such Award. Any Option or Stock Appreciation Right that is not exercised within the periods set forth in Sections 6.4(i), (ii) and (iv) of the Plan, except as otherwise provided by the Committee in the Agreement, shall terminate as of the end of the periods described in such Sections.

          (b)     Performance Units. If a Participant’s employment or other relationship with the Company and its Affiliates terminates during a Performance Period because of death or disability, or under other circumstances provided by the Committee in its discretion in the Agreement or otherwise, the Participant, unless the Committee shall otherwise provide in the Agreement, shall be entitled to a payment with respect to the Performance Units at the end of the Performance Period based upon the extent to which achievement of performance targets was satisfied at the end of such period (as determined at the end of the Performance Period) and prorated for the portion of the Performance Period during which the Participant was employed by the Company or its Affiliates. Except as provided in this Section 6.4(b) or in the Agreement, if a Participant’s employment or other relationship with the Company and its Affiliates terminates during a Performance Period, then such Participant shall not be entitled to any payment with respect to that Performance Period.

          (c)     Restricted Stock Awards. Unless otherwise provided in the Agreement, in case of a Participant’s death or disability, the Participant shall be entitled to receive a number of Shares of Restricted Stock under outstanding Awards that has been prorated for the portion of the Term of the Awards during which the Participant was employed by the Company and its Affiliates, and, with respect to such Shares, all restrictions shall lapse. Any Shares of Restricted Stock as to which restrictions do not lapse under the preceding sentence shall terminate at the date of the Participant’s termination of employment and such Shares of Restricted Stock shall be forfeited to the Company.

          6.5     Rights as Shareholder. Each Agreement shall provide that a Participant shall have no rights as a shareholder with respect to any securities covered by an Award unless and until the date the Participant becomes the holder of record of the Stock, if any, to which the Award relates.

          6.6     Minimum Vesting Periods. Except as otherwise provided in this Section 6.6, (i) Full Value Awards that will or may be settled in Shares and that vest solely as a result of the passage of time and continued service by the Participant shall be subject to a vesting period of not less than three years from the date of grant of the applicable Award (but permitting pro rata vesting over such time); and (ii) Full Value Awards that will or may be settled in Shares and whose vesting is subject to the achievement of specified Performance Targets over a Performance Period shall be subject to a Performance Period of not less than one year. The minimum vesting periods specified in clauses (i) and (ii) of the preceding sentence shall not apply: (A) to Awards made in payment of earned performance-based Awards, Bonus Awards and other earned cash-based incentive compensation; (B) to a termination of employment due to death, disability or retirement; (C) upon a Fundamental Change; (D) to an Award made pursuant to Section 19 that does not reduce the vesting period of the award being replaced; (E) to an Award made to a Non-Employee Director; or (F) to Awards involving an aggregate number of Shares not in excess of 5% of the number of shares available for Awards under Section 4(a).

          6.7.     Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more performance goals based on Performance Targets which must be attained, and the Performance Period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. Any performance-based Award, including Performance Units, that is intended by the Committee to qualify as Performance-Based Compensation shall additionally be subject to the requirements of Section 28 of this Plan. Except as provided in

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Section 28 with respect to Performance-Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a Performance Period and/or an adjustment or waiver of the achievement of performance goals upon the occurrence of certain events, which may include a Fundamental Change, a recapitalization, a change in the accounting practices of the Company, or the Participant’s death or disability.

7. Restricted Stock Awards.

          (a)     An Award of Restricted Stock under the Plan shall consist of Shares subject to restrictions on transfer and conditions of forfeiture, which restrictions and conditions shall be included in the applicable Agreement. The Committee may provide for the lapse or waiver of any such restriction or condition based on such factors or criteria as the Committee, in its sole discretion, may determine.

          (b)     Except as otherwise provided in the applicable Agreement, each Stock certificate issued with respect to an Award of Restricted Stock shall either be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, or bear such legends with respect to the restricted nature of the Restricted Stock evidenced thereby as shall be provided for in the applicable Agreement.

          (c)     The Agreement shall describe the terms and conditions by which the restrictions and conditions of forfeiture upon awarded Restricted Stock shall lapse. Upon the lapse of the restrictions and conditions, Shares free of restrictive legends, if any, relating to such restrictions shall be issued to the Participant or a Successor or Transferee.

          (d)     A Participant or a Transferee with a Restricted Stock Award shall have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote the Shares of Restricted Stock. Unless the Committee determines otherwise in the Agreement evidencing the Restricted Stock Award or at any time after the grant of the Restricted Stock Award, any dividends or distributions (other than regular quarterly cash dividends in the case of Restricted Stock Awards that are subject only to service-based vesting conditions) paid with respect to unvested Shares will be subject to the same restrictions on transfer and conditions of forfeiture as the Shares to which such dividends or distributions relate.

          8.     Other Stock-Based Awards. The Committee may from time to time grant Stock and other Awards under the Plan including, without limitation, those Awards pursuant to which Shares are or may in the future be acquired, Awards denominated in Stock units, securities convertible into Stock and phantom securities. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards provided that such Awards shall not be inconsistent with the terms and purposes of the Plan. The Committee may, at its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

9. Stock Options.

9.1 Terms of All Options.

          (a)     An Option shall be granted pursuant to an Agreement as either an Incentive Stock Option or a Non-Statutory Stock Option. The purchase price of each Share subject to an Option shall be determined by the Committee and set forth in the Agreement; provided, however, that except with respect to Option Awards made pursuant to Section 20, such purchase price shall not be less than 100% of the Fair Market Value of a Share as of the date such Option is granted.

          (b)     The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise, provided that to the extent permitted by law, the Agreement may permit some or all Participants to simultaneously exercise Options and sell the Shares thereby acquired pursuant to a

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brokerage or similar relationship and use the proceeds from the sale as payment of the purchase price of the Shares. The purchase price may be payable in cash, or in such other manner as the Committee may permit, including by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased), or a combination thereof, as determined by the Committee, but no fractional Shares will be issued or accepted. Notwithstanding the foregoing, a Participant exercising an Option shall not be permitted to pay any portion of the purchase price with Shares if, in the opinion of the Committee, payment in such manner could have adverse financial accounting consequences for the Company.

          (c)     Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. In no event shall any Option be exercisable at any time after the expiration of its Term. When an Option is no longer exercisable, it shall be deemed to have lapsed or terminated.

9.2 Incentive Stock Options. In addition to the other terms and conditions applicable to all Options:

          (a)     the aggregate Fair Market Value (determined as of the date the Option is granted) of the Shares with respect to which Incentive Stock Options held by an individual first become exercisable in any calendar year (under the Plan and all other incentive stock option plans of the Company and its Affiliates) shall not exceed $100,000 (or such other limit as may be required by the Code) if this limitation is necessary to qualify the Option as an Incentive Stock Option and to the extent any Option granted to a Participant exceeds this limit the Option shall be treated as a Non-Statutory Stock Option;

          (b)     an Incentive Stock Option shall not be exercisable more than 10 years after the date of grant (or such other limit as may be required by the Code) if this limitation is necessary to qualify the Option as an Incentive Stock Option;

(c) the Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify the Option as an Incentive Stock Option; and

          (d)     notwithstanding any other provision of the Plan to the contrary, no Participant may receive an Incentive Stock Option under the Plan if, at the time the Award is granted, the Participant owns (after application of the rules contained in Code Section 424(d), or its successor provision), Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiaries, unless (i) the option price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the date of grant and (ii) that Option is not exercisable after the date five years from the date that Incentive Stock Option is granted.

          10.     Stock Appreciation Rights. An Award of a Stock Appreciation Right shall entitle the Participant (or a Successor or Transferee), subject to terms and conditions determined by the Committee, to receive upon exercise of the Stock Appreciation Right all or a portion of the excess of (i) the Fair Market Value of a specified number of Shares as of the date of exercise of the Stock Appreciation Right over (ii) a specified price that shall not be less than 100% of the Fair Market Value of such Shares as of the date of grant of the Stock Appreciation Right (except with respect to Stock Appreciation Rights Awards made pursuant to Section 20). A Stock Appreciation Right may be granted in connection with part or all of, in addition to, or completely independent of an Option or any other Award under the Plan. If issued in connection with a previously or contemporaneously granted Option, the Committee may impose a condition that exercise of a Stock Appreciation Right cancels a pro rata portion of the Option with which it is connected and vice versa. Each Stock Appreciation Right may be exercisable in whole or in part on the terms provided in the Agreement. No Stock Appreciation Right shall be exercisable at any time after the expiration of its Term. When a Stock Appreciation Right is no longer exercisable, it shall be deemed to have lapsed or terminated. Upon exercise of a Stock Appreciation Right, payment to the Participant or a Successor or Transferee shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or

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percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a Stock Appreciation Right.

          11.     Performance Units. An Award of Performance Units under the Plan shall entitle the Participant (or a Successor or Transferee) to future payments of cash, Shares or a combination of cash and Shares, as determined by the Committee, based upon the achievement of pre-established performance goals based on Performance Targets. The Agreement may establish that a portion of a Participant’s Award will be paid for performance that exceeds the minimum target but falls below the maximum target applicable to the Award. The Agreement shall also provide for the timing of the payment. The Agreement also may provide for a limitation on the value of an Award of Performance Units that a Participant may receive. Following the conclusion or acceleration of each Performance Period, the Committee shall determine the extent to which (i) performance goals have been attained, (ii) any other terms and conditions with respect to an Award relating to the Performance Period have been satisfied and (iii) payment is due with respect to an Award of Performance Units. An Award of Performance Units that is intended to be Performance-Based Compensation shall also be subject to the requirements of Section 28.

12. Bonus Awards.

          12.1     Grant and Terms of Bonus Awards. The Committee may, from time to time, grant Bonus Awards under the Plan in such amounts and on such terms and to such Employees as it may designate. At the time a Bonus Award is made, the Committee will specify the terms and conditions which will govern the Bonus Award, and which will be specified in writing in one or more of individual Agreements, notices to designated Participants, resolutions of the Committee or such other documents as the Committee determines to utilize. The terms and conditions governing each Bonus Award will include that the Bonus Award will be earned only upon, and to the extent that, the applicable performance goals specified by the Committee and based on such Performance Targets as the Committee may select are satisfied over the course of the applicable Performance Period designated by the Committee. Different terms and conditions may be established by the Committee for Bonus Awards to different participants over the same Performance Period. Bonus Awards that are intended to qualify as Performance-Based Compensation shall also be subject to the requirements of Section 28.

          12.2     Payment of Bonus Award. Unless provision has been made to defer receipt of a Bonus Award payment as provided in Section 24, payment of any Bonus Award shall be made in cash no later than two and one-half months following the end of the Company’s fiscal year in which the requirements for payment of the Bonus Award have been satisfied. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate the amount of a Bonus Award otherwise payable to any Participant for any reason. No reduction in the amount of a Bonus Award payable to any Participant shall increase the amount of a Bonus Award payable to any other Participant.

          12.3     Termination of Employment. Except as otherwise provided in this section or in an applicable Agreement, no Bonus Award shall be paid to a Participant whose employment with the Company and its Affiliates terminates before the end of the applicable Performance Period. If a Participant’s employment terminates during a Performance Period, the Committee may, in its discretion, determine that the Participant (or his or her beneficiaries) shall be paid a pro rata portion of the Bonus Award payment that the Participant would have received but for the fact that the Participant’s employment terminated. Any such pro rated Bonus Award payment will be made at the same time as the other Bonus Award payments with respect to the applicable Performance Period.

12.4 Non-Transferable. Participants shall have no right to sell, assign, transfer, exchange or otherwise encumber all or any part of a Bonus Award under this Plan.

13. Effective Date and Duration of the Plan.

          13.1     Effective Date. The Plan shall become effective as of July 28, 2010 (the “Effective Date”), provided that the Plan is approved by the requisite vote of shareholders at the 2010 Annual Meeting of Shareholders or any adjournment thereof.

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          13.2     Duration of the Plan. The Plan shall remain in effect until all Shares subject to it shall be distributed, all Awards have expired or lapsed, the Plan is terminated pursuant to Section 16 of the Plan, or July 28, 2020, (the “Termination Date”); provided, however, that Awards made before the Termination Date may be exercised, vested or otherwise effectuated beyond the Termination Date unless limited in the Agreement or otherwise. No Award of an Incentive Stock Option shall be made more than 10 years after the Effective Date (or such other limit as may be required by the Code) if this limitation is necessary to qualify the Option as an Incentive Stock Option. The date and time of approval by the Committee of the granting of an Award shall be considered the date and time at which the Award is made or granted.

14. Plan Does Not Affect Employment Status.

(a) Status as an eligible Employee shall not be construed as a commitment that any Award or Bonus Award will be made under the Plan to that eligible Employee or to eligible Employees generally.

          (b)     Nothing in the Plan or in any Agreement or related documents shall confer upon any Employee or Participant any right to continue in the employment of the Company or any Affiliate or constitute any contract of employment or affect any right that the Company or any Affiliate may have to change such person’s compensation, other benefits, job responsibilities, or title, or to terminate the employment of such person with or without cause.

          15.     Tax Withholding. The Company shall have the right to withhold from any cash payment under the Plan to a Participant or other person (including a Successor or a Transferee) an amount sufficient to cover any required withholding taxes. The Company shall have the right to require a Participant or other person receiving Shares under the Plan to pay the Company a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required withholdings through a reduction of the number of Shares delivered or delivery or tender return to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under the applicable laws.

16. Amendment, Modification and Termination of the Plan.

          (a)     The Board may at any time and from time to time terminate, suspend or modify the Plan. Except as limited in Sections 3.1(c) and 16(b) of the Plan, the Committee may at any time alter or amend any or all Agreements under the Plan to the extent permitted by law.

          (b)     No termination, suspension, or modification of the Plan will materially and adversely affect any right acquired by any Participant or Successor or Transferee under an Award granted before the date of termination, suspension, or modification, unless otherwise agreed to by the Participant in the Agreement or otherwise, or required as a matter of law; but it will be conclusively presumed that any adjustment for changes in capitalization provided for in Section 17 of the Plan does not adversely affect these rights.

          17.     Adjustment for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718 - Stock Compensation) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and Stock Appreciation Rights, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 17 in connection with the

13

conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code. In connection with any such adjustments, fractional Shares shall be rounded to the nearest whole Share.

18. Fundamental Change.

          18.1     Corporate Transactions. Unless otherwise provided in an applicable Agreement, the following provisions shall apply to outstanding Awards in the event of a Fundamental Change that involves a Corporate Transaction.

          (a)     Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 17), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 18.1(a), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and provides for a vesting or exercisability schedule that is the same as or more favorable to the Participant.

          (b)     Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that (i) some or all outstanding Options and Stock Appreciation Rights shall become fully exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, and (ii) some or all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction. The Committee will not be required to treat all Awards similarly for purposes of this Section 18.1(b). The Committee shall provide written notice of the period of accelerated exercisability of Options and Stock Appreciation Rights to all affected Participants. The exercise of any Option or Stock Appreciation Right whose exercisability is accelerated as provided in this Section 18.1(b) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

          (c)     Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that holders of some or all of such outstanding Awards must surrender the Awards at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 18.1(c). The Committee will not be required to treat all Awards similarly for purposes of this Section 18.1(c). The payment for any Award surrendered shall be in an amount equal to the excess, if any, of the (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, or, if no consideration is to be received directly by the Company’s stockholders in the Corporate Transaction, the Fair Market Value of such number of Shares immediately prior to the effective date of the Corporate Transaction, over (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If there is no excess, the Award may be terminated without payment. Payment shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may include subjecting such payments to vesting conditions comparable to those of the Award surrendered,

14

or to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction.

          (d)     Termination of Employment After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 18.1(a), the Committee may provide that if within a period of time determined by the Committee after the Corporate Transaction a Participant experiences an involuntary termination of employment for reasons other than Cause, then (i) all or any portion of outstanding Options and Stock Appreciation Rights issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of employment, and (ii) all or any portion of Full Value Awards that are not yet fully vested shall immediately vest in full. The Committee will not be required to treat all Awards similarly for purposes of this Section 18.1(d).

          18.2     Other Fundamental Changes. In connection with a Fundamental Change that does not involve a Corporate Transaction, the Committee may provide (in the applicable Agreement or otherwise) for one or more of the following: (i) that any Award shall become vested and exercisable, in whole or in part, upon the occurrence of the Fundamental Change or upon the involuntary termination of the Participant without Cause within a specified period of time of the Fundamental Change, (ii) that any Option or Stock Appreciation Right shall remain exercisable during all or some specified portion of its remaining term, or (iii) that Awards shall be surrendered in exchange for payments in a manner similar to that provided in Section 18.1(c). The Committee will not be required to treat all Awards similarly in such circumstances.

          19.     Forfeitures. An Agreement may provide that if a Participant has received or been entitled to payment of cash, delivery of Shares, or a combination thereof pursuant to an Award or Bonus Award within six months before the Participant’s termination of employment with the Company and its Affiliates, the Committee, in its sole discretion, may require the Participant to return or forfeit the cash and/or Shares received with respect to the Award or Bonus Award (or its economic value as of (i) the date of the exercise of Options or Stock Appreciation Rights, (ii) the date of, and immediately following, the lapse of restrictions on Restricted Stock or the receipt of Shares without restrictions or (iii) the date on which the right of the Participant to payment with respect to Performance Units, a Bonus Award or other Award vests, as the case may be) in the event of certain occurrences specified in the applicable Agreement or Bonus Award documentation. The Committee’s right to require forfeiture must be exercised within 90 days after discovery of such an occurrence but in no event later than 15 months after the Participant’s termination of employment with the Company and its Affiliates. The occurrences may, but need not, include competition with the Company or any Affiliate, unauthorized disclosure of material proprietary information of the Company or any Affiliate, a violation of applicable business ethics policies of the Company or any Affiliate or any other occurrence specified in the Agreement or Bonus Award documentation within the period or periods of time specified therein.

          20.     Corporate Mergers, Acquisitions, Etc. The Committee may also grant Options, Stock Appreciation Rights, Restricted Stock or other Awards under the Plan in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, restricted stock or other awards granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a Subsidiary is a party. The terms and conditions of the substitute Awards may vary from the terms and conditions set forth in the Plan to the extent as the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

          21.     Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards or Bonus Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor or Transferee. To the extent any person acquires a right to receive an Award or Bonus Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

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22. Limits of Liability.

          (a)     Any liability of the Company to any Participant with respect to an Award or Bonus Award shall be based solely upon contractual obligations created by the Plan, and any applicable Award Agreement or Bonus Award documentation.

          (b)     Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

          23.     Compliance with Applicable Legal Requirements. No certificate for Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time or any successor statute, the Exchange Act and the requirements of the exchanges and markets on which the Company’s Shares may, at the time, be listed.

          24.     Deferrals and Settlements. The Committee may require or permit Participants to elect to defer the issuance of Shares or the payment of Awards or Bonus Awards in cash under such written rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferred amounts.

          25.     Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award or Bonus Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or Bonus Award or portion thereof should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

          26.     Beneficiary Upon Participant’s Death. To the extent that the transfer of a Participant’s Award at his or her death is permitted under an Agreement or Bonus Award, a Participant’s Award or Bonus Award shall be transferable at death to the estate or to the person who acquires the right to succeed to the Award by bequest or inheritance.

27. Requirements of Law.

          (a)     To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.

          (b)     If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

          (c)     It is intended that (i) all Awards of Options, Stock Appreciation Rights and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards or Bonus Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards and Bonus Awards shall be structured and the Plan administered in accordance with this intent. The Plan and any Agreement or Bonus Award documentation may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code

16

Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law.

28. Performance-Based Compensation.

          28.1     Designation of Awards. If the Committee determines at the time a Full Value Award or Bonus Award is granted to a Participant that such Participant is, or is likely to be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award or Bonus Award, then the Committee may provide that this Section 28 will be applicable to such Award or Bonus Award, which shall be considered Performance-Based Compensation.

          28.2     Performance Targets. If an Award or Bonus Award is subject to this Section 28, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more performance goals based on the Performance Targets specified in Section 2.1(bb) over the applicable Performance Period. The Committee shall specify in an objective fashion the manner of calculating the performance goals based on the Performance Targets it selects to use in any Performance Period, which may include adjustments to such measures as otherwise defined under U.S. Generally Accepted Accounting Principles. The Committee may also adjust performance goals for a Performance Period to the extent permitted by Code Section 162(m) in connection with an event described in Section 16 to prevent the dilution or enlargement of a Participant’s rights with respect to performance-based compensation. The Committee will determine the applicable Performance Targets and performance goals for any Performance Period and any amount payable in connection with an Award or Bonus Award subject to this Section 28 within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). Following completion of an applicable Performance Period, the Committee shall certify in writing, in the manner and to the extent required by Code Section 162(m), that the applicable performance goals based on the selected Performance Targets have been met prior to payment of the compensation. The Committee may also adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an Award or Bonus Award based on such factors as the Committee deems appropriate, including by reference to performance goals and Performance Targets established in connection with Awards and Bonus Awards that are not considered Performance-Based Compensation. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award or Bonus Award subject to this Section 28 may be waived upon the death or disability of the Participant or under any other circumstance, such as the occurrence of a Fundamental Change, with respect to which the existence of such possible waiver will not cause the Award or Bonus Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

          28.3     Limitations. With respect to Performance-Based Compensation subject to this Section 28, no Participant may be granted Full Value Awards denominated in Shares relating to more than 100,000 Shares in the aggregate during any calendar year, no Participant may be granted Full Value Awards denominated in cash in an amount in excess of $3,000,000 in the aggregate during any calendar year, and no Participant may receive a Bonus Award payment that exceeds $3,000,000 for a twelve-month Performance Period (or a corresponding multiple or fraction of that amount for a Performance Period that is greater or less than twelve months in duration, respectively). Such limits shall be subject to adjustment as provided in Section 17.

          29.     Conformance with Section 409A of the Code. To the extent that any Award or Bonus Award constitutes a deferral of compensation subject to Section 409A of the Code, the following provisions shall apply notwithstanding any other provision of the Plan:

          29.1      Separation From Service. If any amount is payable under such Award or Bonus Award upon a termination of employment or other service, a termination of employment or other service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A.

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          29.2     Specified Employees. If any amount shall be payable with respect to any such Award or Bonus Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee,” then no payment shall be made, except as permitted under Code Section 409A, prior to the first day of the seventh (7th) calendar month beginning after the Participant’s separation from service (or the date of his or her earlier death). The Company may adopt a Specified Employee Identification Policy which specifies the identification date, the effective date of any change in the key employee group, compensation definition and other variables that are relevant in identifying specified employees, and which may include an alternative method of identifying specified employees consistent with the regulations under Code Section 409A. In the absence of any such policy, all information necessary to identify specified employees will be determined and applied in accordance with the default provisions specified in the regulations under Code Section 409A.

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APPENDIX B

AMENDED AND ~~SECOND~~ RESTATED
ARTICLES OF INCORPORATION
OF
HAWKINS ~~CHEMICAL~~, INC.
~~ADOPTED ON FEBRUARY 17, 1983~~

(As ~~Amended~~amended through ~~February 27, 2001~~
~~(All such Amendments are specifically identified)~~July 28, 2010)

ARTICLE I

~~(As amended on February 27, 2001)~~

          The name of this Corporation is ~~HAWKINS~~Hawkins, ~~INC~~Inc.

ARTICLE II

          ~~The duration of this Corporation shall be perpetual.~~

~~ARTICLE III~~

          ~~The purposes for which this Corporation is organized are as follows:~~

~~a.~~	~~General business purposes.~~

~~b.~~

~~To do everything necessary, proper, advisable and convenient for the accomplishment of the purposes hereinabove set forth, and to do all other things incidental thereto or connected therewith, which are not forbidden by the laws under which this Corporation is organized, by other laws, or by these Articles of Incorporation.~~

~~c.~~

~~To carry out the purposes hereinabove set forth in any state, territory, district or possession of the United States, or in any foreign country, to the extent that such purposes are not forbidden by the laws thereof; and, in the case of any state, territory, district or possession of the United States, or any foreign country, in which one or more of such purposes are forbidden by law, to limit, in any certificate for application to do business, the purpose or purposes which the Corporation proposes to carry on therein to such as are not forbidden by the law thereof.~~

~~ARTICLE IV~~

          ~~This Corporation shall have all the powers granted to private corporations organized for profit by said Minnesota Business Corporation Act, and, in furtherance, and not in limitation, of the powers conferred by the laws of the State of Minnesota upon corporations organized for the foregoing purposes, the Corporation shall have the power:~~

~~a.~~

~~To issue bonds, debentures or other obligations of the Corporation, to guaranty obligations of others and to contract indebtedness without limit as to amount for any of the objects and purposes of the Corporation, and to secure the same by mortgage or mortgages, deed or deeds of trust, or pledge, or lien, on any or all of the real or personal property, or both, of the Corporation.~~

~~b.~~

~~To acquire, hold, mortgage, pledge or dispose of the shares, bonds, securities or other evidences of indebtedness of the United States of America, or of any domestic or foreign corporation, and while the holder of such shares, to exercise all the privileges of ownership, including the right to vote thereon, to the same extent as a natural person might or could do, by the president of this~~

~~Corporation or by proxy appointed by him, unless some other person, by resolution of the Board of Directors, shall be appointed to vote such shares.~~

~~c.~~

~~To purchase or otherwise acquire on such terms and in such manner as the By-Laws of this Corporation from time to time provide, and to own and hold, shares of the capital stock of this Corporation, and to reissue the same from time to time.~~

~~d.~~

~~When and as authorized by the vote of the holders of not less than a majority of the shares entitled to vote, at a shareholders’ meeting called for that purpose or when authorized upon written consent of the holders of a majority of such shares, to sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets, including its good will, upon such terms and for such considerations, which may be money, shares, bonds, or other instruments for the payment of money or other property, as the Board of Directors deems expedient or advisable.~~

~~e.~~

~~To acquire, hold, lease, encumber, convey, or otherwise dispose of, either alone or in conjunction with others, real and personal property within or without the state; and to take real and personal property by will or gift.~~

~~f.~~

~~To acquire, hold, take over as a going concern and thereafter to carry on, mortgage, sell or otherwise dispose of, either alone or in conjunction with others, the rights, property and business of any person, entity, partnership, association, or corporation heretofore or hereafter engaged in any business, the purpose of which is similar to the purposes set forth in Article III of these Articles of Incorporation.~~

~~g.~~

~~To enter into any lawful arrangement for sharing of profits, union of interest, reciprocal association, or cooperative association with any corporation, association, partnership, individual, or other legal entity, for the carrying on of any business, the purpose of which is similar to the purposes set forth in Article III of these Articles of Incorporation, and, insofar as it is lawful, to enter into any general or limited partnership, the purpose of which is similar to such purposes.~~

~~ARTICLE V~~

~~(As amended on February 28, 1989)~~

          An agreement for consolidation or merger with one or more foreign or domestic corporations may be authorized by vote of the shareholders entitled to exercise at least two-thirds of the shares entitled to vote unless the necessary affirmative vote to authorize any particular merger or consolidation is reduced by the Board of Directors, which reduction shall be to not less than a majority of the shares entitled to vote.

ARTICLE ~~VI~~III

          The location and post office address of the registered office of this Corporation in the State of Minnesota is 3100 East Hennepin Avenue, Minneapolis, Minnesota 55413.

ARTICLE ~~VII~~IV

~~(As amended on June 7, 1999)~~

          The aggregate number of shares which this Corporation shall have authority to issue is 30,000,000, with a par value of $.05 per share, having an aggregate par value of $1,500,000, which shall be known as “Common Shares.”

a.

The holders of Common Shares shall be entitled to receive, when and as declared by the Board of Directors, out of earnings or surplus legally available therefor, dividends, payable either in cash, in property, or in shares of the capital stock of the corporation.

b.

The Common Shares may be allotted as and when the Board of Directors shall determine, and, under and pursuant to the laws of the State of Minnesota, the Board of Directors shall have the power to fix or alter, from time to time, in respect to shares then unallotted, any or all of the following: the dividend rate; the redemption price; the liquidation price; the conversion rights and the sinking or purchase fund rights of shares of any class, or of any series of any class. The Board of Directors shall also have the power to fix the terms, provisions and conditions of options to purchase or subscribe for shares of any class or classes, including the price and conversion basis thereof, and to authorize the issuance thereof.

c.	No holder of shares of the Corporation shall be entitled to any cumulative voting rights.

d.

No holder of stock of the Corporation shall have any preferential, pre-emptive, or other right of subscription to any shares of any class of stock of the Corporation allotted or sold or be allotted or sold and now or hereafter authorized, or to any right of subscription to any part thereof.

ARTICLE ~~VIII~~V

          Section 1. The business of this Corporation shall be managed by a Board of Directors, who shall be elected at the annual meeting of the shareholders; provided, however, that vacancies in the Board of Directors may be filled by the remaining Directors, and each person so elected shall be a Director until his successor is elected at an annual meeting of shareholders or at a special meeting duly called therefor. ~~Until otherwise fixed by the By-Laws, the Board shall consist of three members.~~ The number of Directors to constitute the Board of Directors shall be set from time to time by resolution of the Board, in accordance with the range set forth in the By-Laws. A Director need not be a shareholder.

          Section 2. The Board of Directors shall have all of the powers of the Corporation, subject to such action restricting said powers as may legally be taken from time to time by the shareholders either at an annual meeting or at a special meeting duly called therefor.

          Section 3. The Board of Directors shall have authority to make and alter By-Laws, subject to the power of the shareholders to change or repeal such By-Laws, provided, however, that the Board shall not make or alter any By-Law fixing the number, qualifications, or term of office of Directors.

          Section 4. Any contract or other transaction between the Corporation and any corporation, association or firm of which one or more of its Directors are shareholders, members, directors, officers or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence and participation of such Director or Directors at the meeting of the Board of Directors of the Corporation which acts upon or in reference to such contract or transaction, if the fact of such interest shall be disclosed or known to the Board of Directors, and the Board of Directors shall, nevertheless, authorize, approve and ratify such contract or transaction by a vote of a majority of the Directors present, such interested Director or Directors to be counted in determining whether a quorum is present, but not to be counted in calculating the majority necessary to carry such vote. This Section shall not be construed to invalidate any contract or transaction which would otherwise be valid under the laws applicable thereto.

          Section 5. The annual meeting of the Board of Directors shall be held immediately following the annual meeting of the shareholders, and at the same place.

          Section 6. ~~(As adopted on February 28, 1989)~~ A Director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under Chapter 302A of the Minnesota Statutes as the same exists or may hereafter be amended.

          If Chapter 302A of the Minnesota Statutes hereafter is amended to authorize the further elimination or limitation of the liabilities of directors, then, in addition to the limitation on personal liability provided herein, the liability of a Director of the Corporation shall be limited to fullest extent permitted by the amended Chapter 302A of the Minnesota Statutes.

          Any repeal or modification of this Section 6 of Article ~~VIII~~V by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a Director of the Corporation existing at the time of such repeal or modification.

~~ARTICLE IX~~

          Section 7. Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Chapter 302A of the Minnesota Statutes may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all Directors were present.

          ~~The names and post office addresses of the existing members of the Board of Directors at the time of the adoption of these Second Restated Articles of Incorporation are as follows:~~

~~Howard J. Hawkins~~	~~Norman P. Anderson~~
~~3660 Glenhurst Avenue~~	~~225 Holly Road~~
~~Minneapolis, Minnesota 55416~~	~~Hopkins, Minnesota 55343~~

~~Carl J. Ahlgren~~	~~Dean L. Hahn~~
~~1721 Shryer Avenue West~~	~~13404 Knob Hill Road~~
~~St. Paul, Minnesota 55113~~	~~Burnsville, Minnesota 55337~~

~~Howard M. Hawkins~~	~~E. Thomas Rempfer~~
~~22312 Sugarbush Road~~	~~4113 Highwood Road~~
~~Elk River, Minnesota 55330~~	~~Minneapolis, Minnesota 55416~~

~~Donald L. Shipp~~	~~C. Charles Jackson, Jr.~~
~~Route 1, Box 54~~	~~465 Bovey Road~~
~~Center City, Minnesota 55012~~	~~Wayzata, Minnesota 55391~~

ARTICLE ~~X~~VI

          Any provision contained in these Articles of Incorporation may be amended solely by the affirmative vote of the holders of a majority of the shares entitled to vote.

~~ARTICLE XI~~

          ~~These Second Restated Articles of Incorporation supersede and take the place of existing Reinstated Articles of Incorporation and all amendments thereto.~~

HAWKINS, INC.

ANNUAL MEETING OF SHAREHOLDERS
Wednesday, July 28, 2010
3:00 p.m., Central Daylight Time
Midland Hills Country Club
2001 Fulham St.
Roseville, Minnesota

HAWKINS, INC. 3100 East Hennepin Avenue Minneapolis, Minnesota 55413	proxy

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to
be Held on July 28, 2010.
The Proxy Statement and Annual Report on Form 10-K are available at:
www.ezodproxy.com/hawkinsinc/2010

The following proxy materials and information are available for your review at
www.ezodproxy.com/hawkinsinc/2010

•	the Company’s Notice of Annual Meeting and Proxy Statement;
•	the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2010;
•	the form of Proxy Card;
•	the Letter to Shareholders; and
•	directions to the Annual Meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON JULY 28, 2010.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES IN ITEM 1 AND “FOR” ITEMS 2 AND 3.

By signing the proxy, you revoke all prior proxies and appoint John R. Hawkins, Kathleen P. Pepski and Richard G. Erstad, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

SEE REVERSE FOR VOTING INSTRUCTIONS

- Please detach here -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN ITEM 1 AND “FOR” ITEMS 2 AND 3.

1.	Election of directors:	01 John S. McKeon	05 Daryl I. Skaar	☐	Vote FOR	☐	Vote WITHHELD
		02 John R. Hawkins	06 James T. Thompson		all nominees		from all nominees
		03 James A. Faulconbridge	07 Jeffrey L. Wright		(except as marked)
04 Duane M. Jergenson

(Instructions: to withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to approve the Hawkins, Inc. 2010 Omnibus Incentive Plan	For	☐	Against	☐	Abstain	☐
3.	Proposal to amend and restate the Company’s Articles of Incorporation	For	☐	Against	☐	Abstain	☐
4.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES IN ITEM 1 AND FOR ITEMS 2 AND 3.

Address Change? Mark Box Indicate changes below:	☐	Date

Signature(s) in Box
(Please sign exactly as your name appears to the left. When shares are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.)